Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

SOUTHLAND NATIONAL HOLDINGS, INC.

and

LAGUNA LIFE HOLDINGS SARL
_______________________

Dated as of February 17, 2017

TABLE OF CONTENTS

Page
Section 1.	Definitions	1
Section 2.	Purchase and Sale of Holdings Shares	8
(a)	Basic Transaction
(b)	Purchase Price
(c)	Closing
(d)	Deliveries at Closing
(e)	Withholding
Section 3.	Representations and Warranties Concerning Transaction	9
(a)	Seller’s Representations and Warranties
(b)	Buyer’s Representations and Warranties
Section 4.	Seller’s Representations and Warranties Concerning the Acquired Companies	11
(a)	Organization, Qualification, and Corporate Power
(b)	Capitalization
(c)	Brokers’ Fees
(d)	Title to Assets
(e)	Investments
(f)	Subsidiaries
(g)	Financial Statements; Regulatory Statements
(h)	Affiliate Transactions
(i)	Absence of Certain Developments; Undisclosed Liabilities
(j)	Compliance with Laws; Permits and Licenses; No Fines or Censures
(k)	Tax Matters
(l)	Real Property; Other Tangible Assets
(m)	Contracts
(n)	Reinsurance
(o)	Litigation
(p)	Employee Matters
(q)	Environmental, Health, and Safety Matters
(r)	Regulatory Filings
(s)	Insurance Practices
(t)	Indebtedness
(u)	Intellectual Property
(v)	Disclaimer of Other Representations and Warranties
Section 5.	Pre-Closing Covenants	22
(a)	General
(b)	Notices and Consents
(c)	Operation of Business
(d)	Full Access
(e)	Notice of Developments
(f)	Exclusivity
(g)	Confidentiality
(h)	Affiliate Transactions and Intercompany Accounts
(i)	Notice of Assignment and Assumption of Lease
Section 6.	Post-Closing Covenants	25
(a)	General; Further Assurance
(b)	Insurance

(c)	Business Employees
(d)	Covenant Not to Compete; Confidentiality
(e)	Name Change
(f)	Officers and Directors
(g)	Transition Services
(h)	General Release
Section 7.	Conditions Precedent	28
(a)	Conditions to Each Party’s Obligation to Close
(b)	Conditions to Buyer’s Obligation to Close
(c)	Conditions to Seller’s Obligation to Close
(d)	Frustration of Closing Conditions
Section 8.	Termination	30
(a)	Termination of Agreement
(b)	Effect of Termination
(c)	Notice of Termination
Section 9.	Tax Matters	30
Section 10.	Indemnification and Survival	32
(a)	Indemnification by Seller
(b)	Indemnification by Buyer
(c)	Provisions Relating to Buyer’s Indemnity
(d)	Notice and Defense of Claims; Settlements
(e)	Survival
(f)	Exclusive Remedy
(g)	Insurance and Other Third-Party Recoveries
Section 11.	Miscellaneous	36
(a)	Press Releases and Public Announcements
(b)	Burden and Benefit
(c)	Entire Agreement
(d)	Succession and Assignment
(e)	Counterparts
(f)	Headings
(g)	Notices
(h)	Governing Law; Venue; Service of Process
(i)	Amendments and Waivers
(j)	Severability
(k)	Expenses
(l)	Construction
(m)	Incorporation of Exhibits, Annexes, and Schedules
(n)	Waiver of Jury Trial
(o)	Specific Performance
(p)	Retention of Counsel
(q)	Alternative Structure

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is entered into as of February 17, 2017, by and between Southland National Holdings, Inc., a Delaware corporation (“Buyer”), and Laguna Life Holdings SARL, a Luxembourg société à responabilité limitée (“Seller”). Buyer and Seller are referred to collectively herein as the “Parties.”
W I T N E S S E T H:
WHEREAS, Seller is the record owner of all of the issued and outstanding capital stock of Pavonia Holdings (US), Inc., a Delaware corporation (“Holdings”);
WHEREAS, Holdings is the record owner of all of the issued and outstanding capital stock of each of Pavonia Life Insurance Company of Michigan, a Michigan insurance company (“PLIC MI”), and Enstar Life (US), Inc., a Delaware corporation (“Enstar Life”);
WHEREAS, PLIC MI is the record owner of all of the issued and outstanding capital stock of Pavonia Life Insurance Company of New York, a New York insurance company (“PLIC NY” and, together with Holdings, PLIC MI and Enstar Life, the “Acquired Companies”);
WHEREAS, Enstar Group Limited (“Enstar”) is the ultimate parent company of Holdings and each of the Acquired Companies and will be executing and delivering at Closing a limited guaranty (the “Limited Guaranty”) pursuant to which Enstar will guarantee the obligations of Seller hereunder on the terms and subject to the conditions contained therein;
WHEREAS, Buyer desires to acquire 100% of the issued and outstanding capital stock of Holdings upon the terms and subject to the conditions set forth herein; and
WHEREAS, through such capital stock acquisition, Buyer intends, among other things, to acquire control of PLIC MI, Enstar Life and PLIC NY, and Seller intends that such acquisition of control be implemented on the Closing Date (as defined below).
NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein, and of the mutual benefits to be derived therefrom, the Parties agree as follows:
Section 1. Definitions.
“Accountant” has the meaning set forth in Section 9(c).
“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.
“Acquired Companies” has the meaning set forth in the Recitals.
“Acquired Company Benefit Plan” means an Employee Benefit Plan sponsored, maintained or contributed to by any Acquired Company for the benefit of Business Employees.
“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or one of its Affiliates) concerning (i) a transaction or series of transactions that would result in a Person or group of Persons, other than Buyer, having the right to vote, or direct the vote of, all of the issued and outstanding capital stock of Holdings or any of the Acquired Companies entitled to vote thereon for the election of directors; (ii) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any of the Acquired Companies; (iii) the sale, lease, exchange or other disposition of all or substantially all of one of the Acquired Company’s assets; (iv) the issuance or acquisition of shares of capital stock or other equity securities of one of the Acquired Companies; or (v) any proposal for a transaction or series of transactions that would result in any Person being the beneficial owner of all of the issued and outstanding capital stock and other voting securities of one of the Acquired Companies, other than as contemplated by this Agreement.
“Affiliate” of any particular Person means, at the time of determination, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such particular Person, where “control,” including “controlling,” “controlled by” or “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract other than a commercial contract for goods or non-management services, or otherwise, unless the power is the result of an official position with or corporate office held by the Person. Control shall be presumed to exist if any Person, directly or indirectly, owns, controls, holds the power to vote, or holds proxies representing ten percent (10%) or more of the voting securities of any other Person, except where a disclaimer of control has been filed with the applicable Governmental Authority and such Governmental Authority has approved such disclaimer or not objected thereto. For the avoidance of doubt, the Canada Pension Plan Investment Board shall not be considered an “Affiliate” of Seller or any Acquired Company for purposes of this Agreement.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which an Acquired Company is or has been a member.
“Affiliate Transaction” has the meaning set forth in Section 4(h).
“Agreement” has the meaning set forth in the Preamble.
“Applicable Subsidiary” has the meaning set forth in Section 4(f).
“Assignment and Assumption of Lease” has the meaning set forth in Section 7(b)(iii).
“Basking Ridge Lease” means that certain Lease Agreement, dated as of November 2012, by and between 180-188 Mt. Airy Road LLC (“Landlord”) and Enstar (US) Inc. (“Tenant”) for that certain property located at 180 Mt. Airy Road, Basking Ridge, New Jersey.
“Business” means the businesses of the Acquired Companies as conducted as of the date hereof, which is the provision of life and accident and health insurance and related annuity products.
“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of Delaware or Bermuda are required or authorized by law or executive order to be closed.
“Business Employee” means any individual employed by any Acquired Company as of immediately prior to the Closing (including any individual on short- or long-term disability, vacation or other approved leave of absence) and any individual listed on Section 1(a) of the Seller Disclosure Letter.
“Business Material Adverse Effect” means any event, effect, occurrence, fact, condition or change that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, condition (financial or otherwise), results of operations, assets, properties or operations of the Business or the Acquired Companies taken as a whole or (ii) the ability of Seller to perform its obligations under this Agreement on a timely basis; provided that, except as set forth below, the following matters shall not be taken into account in determining whether a Business Material Adverse Effect has occurred:  (a) the general conditions in the industry in which the Business operates, including competition in any of the geographic areas in which the Business operates; (b) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates); (c) changes in global or national political conditions or trends; (d) any act of civil unrest, war or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war; (e) any conditions resulting from natural disasters or weather developments, including pandemics, earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, manmade disasters or acts of God; (f) the execution, announcement, pendency or consummation of this Agreement or the Transaction, or the identity of Buyer (including any loss of Business Employees, customers or other business relationships resulting from any of the foregoing); or (g) changes in any Law (including any proposed Law) or GAAP, SAP or other applicable accounting principles or standard or any interpretations thereof; provided that any of the foregoing matters (other than as set forth in clause (f)) shall be considered in determining whether a Business Material Adverse Effect has occurred to the extent they have a materially disproportionate effect on the Business or the Acquired Companies in the aggregate relative to similarly-situated businesses in the industry in which the Business and the Acquired Companies operate; and provided, further, that any of the matters referred to in clauses (e) or (g) above shall be considered in determining whether a Business Material Adverse Effect has occurred to the extent that the Seller or any Acquired Company has Knowledge of such matters at the time of entering into this Agreement.
“Buyer” has the meaning set forth in the Preamble.
“Buyer 401(k) Plan” has the meaning set forth in Section 6(c)(vi).
“Buyer Annual Financial Statements” has the meaning set forth in Section 3(b)(vi)(B).
“Buyer Disclosure Letter” has the meaning set forth in Section 3(b).
“Buyer Indemnitees” has the meaning set forth in Section 10(a)(i).
“Buyer Material Adverse Effect” means any event, effect, occurrence, fact, condition or change that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to (i) perform its obligations under this Agreement on a timely basis or (ii) consummate the Transaction.
“Canadian Branch” means the Canadian branch operations of PLIC MI.
“Cap” has the meaning set forth in Section 10(a)(ii).
“CBLIC” has the meaning set forth in Section 3(b)(vi)(B).
“Closing” has the meaning set forth in Section 2(c).
“Closing Date” has the meaning set forth in Section 2(c).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Forms” has the meaning set forth in Section 4(s).
“Confidentiality Agreement” has the meaning set forth in Section 5(g).
“Contract” means any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, covenant not to compete, license, instrument, obligation, promise or other commitment (in each case, whether express or implied), in each case, that is written, including any amendments or supplements thereto, to which any Acquired Company (a) is a party; (b) by which any Acquired Company or its assets or capital stock is or may become bound or under which any Acquired Company has, or may become subject to, any obligation; or (c) under which any Acquired Company has or may acquire any right or interest.
“Employee Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, policy, program, agreement or arrangement, excluding, in each case, any Multiemployer Plan.
“Enstar” has the meaning set forth in the Recitals.
“Enstar Life” has the meaning set forth in the Recitals.
“Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Financial Statements” has the meaning set forth in Section 4(g)(i).
“FIRPTA Statement” has the meaning set forth in Section 2(d).
“Fraud” means, with respect to either Party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Section 3(a), Section 3(b) or Section 4, as applicable, with the express intention that the other Party rely thereon to its detriment.
“Fundamental Representations and Warranties” means, with respect to Seller, the representations and warranties of Seller set forth in Section 3(a)(i) (Organization of Seller), Section 3(a)(ii) (Authorization of Transaction), Section 3(a)(iv) (Brokers’ Fees), Section 3(a)(v) (Holdings Shares), Section 4(a) (Organization, Qualification, and Corporate Power), Section 4(b) (Capitalization of Holdings), Section 4(c) (Brokers’ Fees), Section 4(f) (Subsidiaries), Section 4(k) (Tax Matters) and Section 4(p)(i)-(vii) (Employee Matters) and, with respect to Buyer, the representations and warranties of Buyer set forth in Section 3(b)(i) (Organization of Buyer), Section 3(b)(ii) (Authorization of Transaction) and Section 3(b)(iv) (Brokers’ Fees).
“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
“Governmental Approval” means any approval, consent, license, permit, waiver, clearance, acquiescence or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to applicable Law.
“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal), including any insurance or other regulatory authority.
“Governmental Filing” means any filing or submission made to a Governmental Authority to obtain a Governmental Approval.
“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Holdings” has the meaning set forth in the Recitals.
“Holdings Benefit Plans” has the meaning set forth in Section 4(p)(i).
“Holdings Share” means any share of the common stock, par value $0.01 per share, of Holdings.
“Inbound Licenses” has the meaning set forth in Section 4(u)(iii).
“Indebtedness” means (a) indebtedness for borrowed money (excluding all intercompany indebtedness solely between or among the Acquired Companies); (b) obligations for the deferred purchase price of property or services; (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions entered into outside the Ordinary Course of Business; (g) guarantees made by the Acquired Companies on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).
“Indemnified Party” has the meaning set forth in Section 10(d)(i).
“Indemnifying Party” has the meaning set forth in Section 10(d)(i).
“Insurance Company” means PLIC MI, the Canadian Branch or PLIC NY, as applicable.
“Insurance Departments” means the Michigan Department of Insurance and Financial Services, the New York State Department of Financial Services, and the OSFI.
“Intellectual Property Rights” means any and all intellectual property rights and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, and all computer software.
“Intercompany Accounts” has the meaning set forth in Section 4(h).
“Investment Assets” has the meaning set forth in Section 4(e)(i).
“IRS” means the Internal Revenue Service.
“Judgment” means any judgment, injunction, order or decree of any Governmental Authority.
“Knowledge” means, with respect to a particular matter, the actual knowledge, in each case after due inquiry, of (i) with respect to Seller, Paul Brockman, Kieran Hayes, Jeanne Mitchell, David Rocke, Richard Zebleckas, and Kristan Van Der Meer, and (ii) with respect to Buyer, George Luecke and Paul Brown.
“Law” means any national, state, provincial or local law, statute, code, order, ordinance, rule, regulation, constitution, treaty, judgment, injunction, order, consent order, or consent agreement or other agreement, or decree, in each case promulgated, issued by or entered into with any Governmental Authority.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used primarily in any Acquired Company’s business.
“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which any Acquired Company holds any Leased Real Property.
“Lien” means any mortgage, pledge, lien, conditional sale agreement, title retention, easement, encroachment, encumbrance, charge, claim, security interest, right of first refusal, option, restriction, limitation or other similar adverse right or interest, other than (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) in the case of tangible property other than equity or debt securities or similar interests, Permitted Encumbrances, and (c) with respect to equity or debt securities, restrictions imposed by applicable state or federal securities or insurance Laws.
“Limited Guaranty” has the meaning set forth in the Recitals and shall be in the form attached hereto as Exhibit A.
“Losses” has the meaning set forth in Section 10(a)(i).
“Material Contracts” has the meaning set forth in Section 4(m)(i).
“Minimum Financial Condition Calculation” has the meaning set forth in Section 7(b)(iii).

“Most Recent Buyer Interim Financial Statements” has the meaning set forth in Section 3(b)(vi)(B).
“Most Recent Financial Statements” has the meaning set forth in Section 4(g)(i).
“Most Recent Interim Financial Statements” has the meaning set forth in Section 4(g)(i).
“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA.
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) for the one (1) year period immediately preceding the date hereof.
“OSFI” means the Canadian Office of the Superintendent of Financial Institutions.
“Outside Date” has the meaning set forth in Section 8(a)(ii).
“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Acquired Company and used in the business of the applicable Acquired Company.
“Parties” has the meaning set forth in the Preamble.
“Permitted Encumbrances” means (a) mechanics liens and similar liens for labor, materials, or supplies provided in the Ordinary Course of Business for amounts that are (i) not delinquent and are not individually or in the aggregate more than $10,000 or (ii) being contested in good faith by appropriate proceedings; (b) zoning, building codes, and other land use Laws regulating the use or occupancy of any real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property; and (c) liens set forth in Section 1(b) of the Seller Disclosure Letter.
“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, estate, any other business entity or Governmental Authority (or any department, agency, or political subdivision thereof).
“PLIC MI” has the meaning set forth in the Recitals.
“PLIC NY” has the meaning set forth in the Recitals.
“Purchase Price” has the meaning set forth in Section 2(b).
“Qualified Plan” has the meaning set forth in Section 4(p)(v).
“Regulatory Filings” has the meaning set forth in Section 4(r).
“Regulatory Statements” means the annual balance sheet, income statement, statement of capital and surplus, cash flow and other schedules of the identified insurance company in a form consistent with the National Association of Insurance Commissioners’ Annual Convention Blank, prepared in accordance with SAP for the three (3) years ended December 31, 2013, 2014, and 2015, the quarterly financial statements in a form consistent with the National Association of Insurance Commissioners Quarterly Statement for each quarter since January 1, 2014, as applicable, and in the case of the Canadian Branch, all reports prepared by the Canadian branch and submitted to OSFI relating to the Canadian Branch’s TAAM for the last three (3) years and any other OSFI required financial reports of the Canadian Branch.
“Reinsurance Contracts” has the meaning set forth in Section 4(n)(i).
“Releasees” has the meaning set forth in Section 6(h).
“Required Licenses” has the meaning set forth in Section 4(j)(ii).

“SAP” means the statutory insurance accounting procedures and practices prescribed or permitted by the State of New York, the State of Michigan, Canada or other relevant jurisdictions, as the case may be, and employed on a consistent manner throughout the periods involved.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Seller” has the meaning set forth in the Preamble.
“Seller 401(k) Plans” has the meaning set forth in Section 6(c)(vi).
“Seller Disclosure Letter” has the meaning set forth in Section 3(a).
“Seller Indemnitee” has the meaning set forth in Section 10(b)(i).
“SNIC” has the meaning set forth in Section 3(b)(vi)(B).
“Straddle Period” means a Tax period commencing before October 1, 2016 and ending on or after October 1, 2016.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other entity which is an Affiliate owned or controlled by such Person. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“TAAM” means, with respect to the Canadian Branch, the Test of Adequacy of Assets in Canada and Margin Requirements.
“Tax” or “Taxes” means (i) any federal, state, local, municipal, or foreign, gross receipts, franchise, profits, capital gains, capital stock, transfer, sales, use, goods and services, harmonized, occupation, property, escheat, abandoned or unclaimed property, excise, estimated, severance, windfall profits, premium, stamp, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, social security (or similar), unemployment, disability, registration or any other taxes, assessments, charges, fees, levies, imposts or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, fines, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or having been) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, including as a transferee or successor, by contract or otherwise (other than commercial lending arrangements or other contracts entered into in the Ordinary Course of Business the principal purpose of which is not to indemnify for Taxes).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Test of Adequacy of Assets in Canada and Margin Requirements” means Chapter 6 of Minimum Continuing Capital and Surplus Requirements which is Guideline A - Minimum Continuing Capital and Surplus Requirements, as promulgated by OSFI, and in force as of the date of its determination.
“Third-Party Claim” has the meaning set forth in Section 10(d)(i).
“Threshold Amount” has the meaning set forth in Section 10(a)(ii).
“Transaction” has the meaning set forth in Section 2(a).
“Transaction Documents” has the meaning set forth in Section 2(d).

“Transaction Expenses” means any and all (a) legal, accounting, tax, financial advisory, environmental consulting and other professional or transaction-related costs, fees and expenses incurred by the Acquired Companies in connection with this Agreement or investigating, pursuing or completing the transactions contemplated hereby that remain unpaid immediately prior to Closing; (b) except as set forth on Section 1(c) of the Seller Disclosure Letter, payments, bonuses, deferred bonuses or severance which become due or are otherwise required to be made as a result of or in connection with the transactions contemplated by this Agreement; and (c) the employer portion of any payroll or employment Taxes attributable to the amounts described in clause (b), to the extent not already included therein.
“Transferred Business Employee” has the meaning set forth in Section 6(c)(i).
“Transition Services Agreement” has the meaning set forth in Section 6(g).
Section 2. Purchase and Sale of Holdings Shares.
(a)    Basic Transaction. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall purchase, acquire and accept from Seller, and Seller shall, convey, assign, transfer and deliver to Buyer, all of the Holdings Shares, free and clear of all Liens, for the consideration specified below in Section 2(b) (the “Transaction”).
(b)    Purchase Price. At the Closing, Buyer shall pay to Seller an aggregate cash payment equal to One Hundred Twenty Million Dollars ($120,000,000) (the “Purchase Price”) minus the amount of any Transaction Expenses (net of the income tax benefits from such Transaction Expenses, based upon an assumed marginal income tax rate of 35%), by wire transfer or other delivery of immediately available funds.
(c)    Closing. The closing of the Transaction (the “Closing”) shall take place at the offices of Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, Pennsylvania 19103 commencing at 10:00 a.m. Eastern Time on the last Business Day of the calendar month in which all conditions to the obligations of the Parties to consummate the Transaction (other than conditions with respect to actions the respective Parties will take at the Closing itself) are satisfied or waived by the appropriate Party, or such other appropriate date as the Parties may mutually determine in writing (the “Closing Date”). The Closing shall be deemed to be effective as of 11:59 p.m. Eastern Time on the Closing Date.
(d)    Deliveries at Closing. At the Closing, (i) Seller will deliver to Buyer (A) the stock certificate(s) representing the Holdings Shares and all of Seller’s right, title and interest thereto and therein, free and clear of all Liens, endorsed in blank or accompanied by a duly executed assignment document, (B) a duly executed certificate to the effect that Holdings is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (the “FIRPTA Statement”), and (C) the Limited Guaranty, duly executed by Enstar, (ii) Buyer will deliver to Seller (A) the Purchase Price as specified in Section 2(b) and (B) the Limited Guaranty, duly executed by Buyer, and (iii) each Party will deliver to the other Party a counterpart of the Transition Services Agreement, and the Assignment and Assumption of Lease (together with this Agreement, the Transition Services Agreement, the Limited Guaranty and the FIRPTA Statement, the “Transaction Documents”), in each case duly executed by such Party.
(e)    Withholding. Buyer and any other applicable withholding agent will be entitled to deduct and withhold, and pay over to the applicable Governmental Authority, from any amounts payable pursuant to this Agreement or any other Transaction Documents any Taxes or other amounts as it determines in good faith are required under the Code or any applicable Law to be deducted and withheld. Buyer and any such other applicable withholding agent shall use reasonable commercial efforts to provide Seller with written notice detailing any amounts required to be deducted or withheld from amounts payable pursuant to this Agreement or any other Transaction Document and shall identify the relevant provisions of the applicable Law under which the deduction or withholding is required, other than as a result of failing to provide a certificate with respect to withholding under Section 1445 of the Code, at least five (5) Business Days prior to the Closing. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3. Representations and Warranties Concerning Transaction.
(a)    Seller’s Representations and Warranties. Except as set forth in, or qualified by any matter set forth in, the disclosure letter delivered by Seller on the date hereof (the “Seller Disclosure Letter”) (it being agreed that the disclosure of any matter in any section in the Seller Disclosure Letter shall be deemed to have been disclosed in any other section in the Seller Disclosure Letter to which the applicability of such disclosure is reasonably apparent on its face), Seller hereby makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof:
(i)    Organization of Seller. Seller is duly organized and validly existing under the Laws of Luxembourg.
(ii)    Authorization of Transaction. Seller has full corporate power and authority to execute and deliver this Agreement and all other agreements contemplated hereby and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller, Enstar and their Affiliates.
(iii)    Non-Contravention.
(A)    Neither the execution and delivery by Seller of this Agreement nor the consummation of the Transaction (assuming Seller makes or obtains, as applicable, all Governmental Filings and Governmental Approvals identified in Section 3(a)(iii)(B) of the Seller Disclosure Letter and Buyer makes or obtains, as applicable, all Governmental Filings and Governmental Approvals identified in Section 3(b)(iii)(B) of the Buyer Disclosure Letter) will (x) violate any Law or Judgment of any Governmental Authority to which Seller or any of the Acquired Companies is subject or any provision of their respective governing documents, (y) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract, or (z) result in the imposition or creation of any Lien upon any of the assets of Seller or any of the Acquired Companies, in each case except as set forth in Section 3(a)(iii)(A) of the Seller Disclosure Letter.
(B)    Section 3(a)(iii)(B) of the Seller Disclosure Letter contains a complete list of all material consents, notices, approvals, authorizations, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Authorities) required to be obtained by or on the part of Seller or any of the Acquired Companies or any of their respective Affiliates for the consummation of the Transaction.
(iv)    Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction.
(v)    Holdings Shares. Seller holds of record and owns beneficially the Holdings Shares free and clear of any Liens. The Holdings Shares constitute all of the capital stock of Holdings. There are no options, warrants, purchase rights, or other Contracts (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any capital stock of Holdings or any interest therein. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of Holdings.
(vi)    Insurance Company Mergers. PLIC NY is not the resulting or surviving entity of any merger with any other insurance company. PLIC MI is the surviving entity as a result of the mergers of Pavonia Life Insurance Company of Delaware and Pavonia Life Insurance Company of Arizona with and into PLIC MI on different dates.
(b)    Buyer’s Representations and Warranties. Except as set forth in Section 3(b) of the disclosure letter delivered by Buyer on the date hereof (the “Buyer Disclosure Letter”) (it being agreed that the disclosure of any matter in any section in the Buyer Disclosure Letter shall be deemed to have been disclosed in any other section in the Buyer Disclosure Letter to which the applicability of such disclosure is reasonably apparent on its face), Buyer hereby makes the following representations and warranties to Seller, each of which is true and correct on the date hereof:
(i)    Organization of Buyer. Buyer is duly organized, validly existing, and in good standing under the Laws of the State of Delaware.
(ii)    Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and all other agreements contemplated hereby and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.
(iii)    Non-Contravention.
(A)    Neither the execution and delivery by Buyer of this Agreement nor the consummation of the Transaction (assuming Buyer makes or obtains, as applicable, all Governmental Filings and Governmental Approvals identified in Section 3(b)(iii)(B) of the Buyer Disclosure Letter and Seller makes or obtains, as applicable, all Governmental Filings and Governmental Approvals identified in Section 3(a)(iii)(B) of the Seller Disclosure Letter) will (x) violate any Law or Judgment of any Governmental Authority to which Buyer or any of its Affiliates is subject or any provision of their respective governing documents, (y) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Buyer or any of its Affiliates is a party or by which any of them is bound or to which any of their assets is subject or (z) result in the imposition or creation of any Lien upon any of their respective assets, in each case except as set forth in Section 3(b)(iii)(A) of the Buyer Disclosure Letter.
(B)    Section 3(b)(iii)(B) of the Buyer Disclosure Letter contains a complete list of all material consents, notices, approvals, authorizations, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Authorities) required to be obtained by or on the part of Buyer or any of its Affiliates for the consummation of the Transaction. Buyer has no Knowledge of any facts or conditions related to it or any of its Affiliates, including its or their identity, business, investments, investors, regulatory status or planned approach to financing the Transaction or operating the Business after Closing, that are reasonably likely to impede Buyer’s ability promptly to obtain any governmental approvals required to be obtained by Buyer in connection with the consummation of the Transaction.
(iv)    Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction, other than the fees to Sandler O’Neill + Partners, L.P.
(v)    Investment. Buyer (A) is acquiring the Holdings Shares for its own account for investment purposes, and not with a view to the distribution thereof, and will not sell or otherwise dispose of the Holdings Shares except in compliance with the Securities Act and the rules and regulations of the SEC thereunder, (B) has received certain information concerning the Acquired Companies and has had the opportunity to obtain additional information upon request in order to evaluate the merits and risks inherent in holding the Holdings Shares, (C) is able to bear the economic risk and lack of liquidity inherent in holding the Holdings Shares, (D) has had the opportunity to ask questions of representatives of the Acquired Companies (and has received responses thereto to its satisfaction) and to obtain information about the business and financial condition of the Acquired Companies as it has reasonably requested, and (E) is an Accredited Investor and has such knowledge and experience in financial and business matters that Buyer is capable of evaluating and has evaluated the merits and risks of an investment in the Holdings Shares.
(vi)    Financial Ability to Perform; Solvency.
(A)    Buyer has available to it as of the date hereof, and will have available to it at the Closing, funds sufficient to enable Buyer to perform all of its obligations hereunder, including delivering the Purchase Price, as and when contemplated by this Agreement.

(B)    Buyer has hereto delivered to Seller (1) the audited balance sheet and statements of income and changes in stockholders’ equity of each of Buyer, Southland National Insurance Corporation, a wholly-owned Subsidiary of Buyer (“SNIC”), and Colorado Bankers Life Insurance Company, a wholly-owned Subsidiary of Buyer (“CBLIC”), as of and for the year ended December 31, 2015 (the “Buyer Annual Financial Statements”) and (2) the Regulatory Statements of each of SNIC and CBLIC as of and for the quarterly period ended September 30, 2016 and the unaudited statement of admitted assets, liabilities and capital and surplus of Buyer as of and for the quarterly period ended September 30, 2016 (the “Most Recent Buyer Interim Financial Statements”). The Buyer Annual Financial Statements (including the notes thereto) have been prepared in accordance with SAP throughout the periods covered thereby (except as set forth in the notes thereto) and present fairly in all material respects the financial condition of Buyer as of such dates and the results of operations of Buyer for such periods. The Most Recent Buyer Interim Financial Statements, other than those of Buyer, have been prepared in accordance with SAP, consistently applied throughout the period involved, subject to normal year-end adjustments and lack footnotes and other presentation items which will not be, individually or in the aggregate, material.
(C)    During the period from the date of the Most Recent Buyer Interim Financial Statements to the date hereof, Buyer has not suffered an event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise), results of operations, assets, properties or operations of Buyer.
(D)    Immediately after giving effect to the transactions contemplated by this Agreement, (1) each of Buyer and the Acquired Companies shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities), and (2) Buyer and each of the Acquired Companies shall have adequate capital to carry on their respective businesses, including the Business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of either Buyer or any of the Acquired Companies.
(vii)    Investigation and Evaluation. Buyer and its directors, officers, employees, lawyers, accountants and advisors have been given the opportunity to examine all books, records and other information with respect to the Acquired Companies. Buyer has determined the scope of its investigations of the Acquired Companies and the manner in which such investigations have been conducted. Buyer is capable of evaluating the adequacy and accuracy of the information and material obtained by Buyer in the course of such investigations. Buyer has not relied on any information delivered to Buyer with respect to any matter in connection with Buyer’s evaluation of the Acquired Companies, other than the representations and warranties of Seller specifically set forth in Section 3(a) and Section 4. Buyer further acknowledges that neither Seller nor any Acquired Company, nor any of their respective representatives or any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any forward-looking memoranda, charts, forecasts or other forward-looking information, summaries or schedules heretofore made available by Seller or any of the Acquired Companies, or their respective representatives, to Buyer or any other information that is not included in this Agreement, any other Transaction Document or the Seller Disclosure Letter, and neither Seller nor any of the Acquired Companies, nor any of their respective representatives or any other Person, will have or be subject to any liability to Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer or any of its agents, consultants, accountants, counsel or other representatives. Notwithstanding the foregoing, nothing set forth herein shall limit or otherwise impair the rights of Buyer under (A) this Agreement or (B) applicable law, in each case arising out of Fraud.
Section 4. Seller’s Representations and Warranties Concerning the Acquired Companies. Except as set forth in, or qualified by any matter set forth in, the Seller Disclosure Letter (it being agreed any matter disclosed in any one section in the Seller Disclosure Letter shall be deemed to have been disclosed in any other section in the Seller Disclosure Letter to which the applicability of such disclosure is reasonably apparent on its face), Seller hereby makes the following representations and warranties to Buyer regarding the Acquired Companies, each of which is true and correct on the date hereof:

(a)    Organization, Qualification, and Corporate Power.
(i)    Each of Holdings and Enstar Life is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and PLIC MI and PLIC NY are insurance companies duly organized, validly existing, and in good standing under the Laws of the State of Michigan and the State of New York, respectively.
(ii)    Enstar Life is not an insurance company and was not formed with the intent of operating as an insurance company.
(iii)    Each Acquired Company is duly authorized and, as required, licensed to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified has not had and would not reasonably be expected to have a Business Material Adverse Effect. For the avoidance of doubt, nothing in this Section 4(a)(iii) limits or modifies in any way the representations and warranties set forth in Section 4(j).
(iv)    Each Acquired Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it, except as has not had and would not reasonably be expected to have, a Business Material Adverse Effect.
(b)    Capitalization of Holdings. The entire authorized capital stock of Holdings consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding. All of the issued and outstanding Holdings Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record and beneficially by Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Holdings to issue, sell, or otherwise cause to become outstanding any of its capital stock. None of Seller, Holdings or any of their respective Affiliates has granted any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts that could require Holdings to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Holdings.
(c)    Brokers’ Fees. No Acquired Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction.
(d)    Title to Assets. The Acquired Companies have good title to, or a valid leasehold interest in, the material assets which, taken together with the assets to be used to perform the services contemplated by the Transition Services Agreement, are the material assets necessary to permit the Acquired Companies to conduct the Business in substantially the same manner as currently conducted.
(e)    Investments.
(i)    Section 4(e)(i) of the Seller Disclosure Letter contains a list, which list is correct and complete in all material respects, of all investment assets beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act) by the Acquired Companies, including bonds, notes, debentures, mortgage loans, real estate, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes (the “Investment Assets”) as of December 31, 2016.
(ii)    Except for Investment Assets sold, pledged or deposited in the Ordinary Course of Business, as contemplated by this Agreement or as set forth in Section 4(e)(ii) of the Seller Disclosure Letter, each Acquired Company, as applicable, has good and marketable title to all of the Investment Assets, free and clear of all Liens.
(iii)    As of the date hereof, none of the Investment Assets is in default in the payment of principal, interest or dividends or is permanently impaired to any extent.
(f)    Subsidiaries. Section 4(f) of the Seller Disclosure Letter sets forth for each of PLIC NY, PLIC MI and Enstar Life and each other Subsidiary of Holdings (each, an “Applicable Subsidiary”), as applicable, (i) its name and jurisdiction of incorporation and (ii) the number of issued and outstanding shares of each class of its capital stock, the name of the holder thereof, and the number of shares held by each such holder. All of the issued and outstanding shares of capital stock of each Applicable Subsidiary have been duly authorized and are validly issued, fully paid, and non-assessable. Holdings holds of record or owns beneficially, directly or indirectly, all of the outstanding shares of each Applicable Subsidiary. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that could require any Applicable Subsidiary to issue, sell or otherwise cause to become outstanding any of its capital stock. None of the Applicable Subsidiaries or their respective Affiliates has granted any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts that could require any Applicable Subsidiary to issue, sell or otherwise cause to be outstanding any of its capital stock or other equity interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Applicable Subsidiary. None of the Applicable Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.
(g)    Financial Statements; Regulatory Statements.
(i)    Seller has hereto delivered to Buyer the following financial statements (collectively, the “Financial Statements”): (A) the unaudited consolidated balance sheet and statement of income of the Acquired Companies as of and for the year ended December 31, 2015 (the “Most Recent Financial Statements”); (B) the unaudited consolidated balance sheet and statement of income of the Acquired Companies as of and for the year ended December 31, 2014, and (C) the unaudited consolidated balance sheet and statement of income as of and for the nine-month period ended September 30, 2016 for the Acquired Companies (the “Most Recent Interim Financial Statements”), copies of which are attached hereto as Section 4(g)(i) of the Seller Disclosure Letter. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly in all material respects the financial condition of the Acquired Companies as of such dates and the results of operations of the Acquired Companies for such periods; provided, however, that the Most Recent Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items which will not be, individually or in the aggregate, material.
(ii)    Seller has heretofore delivered to Buyer complete and correct copies of the Regulatory Statements of the Insurance Companies filed with each of the Insurance Departments as of the date hereof. The Regulatory Statements of the Insurance Companies have been prepared in accordance with SAP consistently applied throughout the periods involved. The Regulatory Statements of the Insurance Companies present fairly in all material respects the financial position, assets, liabilities, capital and surplus, results of operation and cash flows of the Insurance Companies, as of the dates thereof in accordance with SAP.
(iii)    Except as set forth in Section 4(g)(iii) of the Seller Disclosure Letter, each Acquired Company (A) maintains books and records reflecting its assets and liabilities that are accurate and complete in all material respects and (B) maintains adequate internal accounting controls reasonably designed and maintained to ensure that: (1) transactions are effected pursuant to appropriate authorization; (2) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Holdings and its consolidated Subsidiaries in accordance with GAAP; (3) the reporting of the assets of Holdings and its consolidated Subsidiaries is compared with existing assets at regular intervals; and (4) accounts, notes and other receivables are recorded accurately.
(iv)    The policy reserves of the Insurance Companies recorded in the Regulatory Statements, as of the respective dates, have been computed, in all material respects, in accordance with SAP and with generally accepted actuarial standards (including actuarial standards applicable to the Canadian Branch), in each case on a consistent basis for the periods presented; provided, however, that in no event shall this Section 4(g)(iv) or any other provision of this Agreement constitute or be deemed to constitute a guaranty, warranty or other representation as to the adequacy or sufficiency of the reserves as provided in any balance sheet or other financial statement.
(h)    Affiliate Transactions. Except as set forth in Section 4(h) of the Seller Disclosure Letter, (i) none of Seller, any Affiliate of Seller or any officer, member of the board of directors or employee of Seller or any Affiliate of Seller is a party to any Contract with any Acquired Company (each, an “Affiliate Transaction”), and (ii) there are no intercompany accounts receivable or payable (whether or not currently due or payable) between or among any Acquired Company, on the one hand, and Seller or any Affiliate thereof (other than the Acquired Companies), on the other (the “Intercompany Accounts”), in each case as of the date hereof.

(i)    Absence of Certain Developments; Undisclosed Liabilities.
(i)    Except as set forth in Section 4(i) of the Seller Disclosure Letter, during the period from the date of the Most Recent Interim Financial Statements to the date hereof each Acquired Company has conducted its business only in the Ordinary Course of Business, and no Acquired Company has:
(A)    suffered an event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect;
(B)    effected any recapitalization, reclassification, equity split or like change in its capitalization;
(C)    subjected any material portion of its properties or assets to any material Lien, except for Permitted Encumbrances;
(D)    sold, assigned or transferred any material portion of its tangible assets, except in the Ordinary Course of Business and except for sales of obsolete assets or assets with de minimis or no book value;
(E)    sold, assigned or transferred, or granted, assigned or transferred any license or sublicense of, any material Intellectual Property Rights, except in the Ordinary Course of Business;
(F)    made any material capital investment in, or any material loan to, any other Person, except in the Ordinary Course of Business or pursuant to any existing agreement;
(G)    (1) purchased, leased, or otherwise acquired the right to own, use or lease any property or assets for an amount in excess of $250,000 individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases in the Ordinary Course of Business, including any purchases of Investment Assets, or (2) acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;
(H)    amended or authorized the amendment of its governing documents;
(I)    except as required by GAAP or SAP, changed any of the accounting principles or practices used by an Acquired Company;
(J)    suffered any material damage, destruction or other casualty loss with respect to property owned by any Acquired Company (whether or not covered by insurance);
(K)    except for issuances of replacement certificates for shares of capital stock and except for issuance of new certificates for shares in connection with a transfer of shares of capital stock by the holder thereof, issued, sold or delivered any of its equity securities or issued or sold any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any equity securities;
(L)    made any redemption or purchase of its capital stock;
(M)    materially amended or voluntarily terminated (excluding any automatic termination pursuant to the terms of) any Material Contract other than in the Ordinary Course of Business;
(N)    made any material loan to, or entered into any other material transaction with, any of its managers, officers and employees outside the Ordinary Course of Business;

(O)    granted any bonuses, increased compensation payable to any employee, director or consultant other than in the Ordinary Course of Business;
(P)    hired or promoted any person as or to (as the case may be) an officer or hired or promoted any employee below officer except to fill a vacancy in the Ordinary Course of Business;
(Q)    adopted, amended or terminated any Employee Benefit Plan, or entered into any new employment or consulting agreement other than an at-will arrangement that can be terminated at any time for any reason without severance liability to the Acquired Companies;
(R)    instituted or settled any action for more than $75,000, other than in the Ordinary Course of Business;
(S)    made or changed any material Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any material Tax Return in a manner inconsistent with past practice, filed any amended Tax Return, failed to file any income Tax Return or other material Tax Return when due (taking into account extensions), failed to pay any material Tax when due, entered into any closing agreement, settled any material Tax claim or assessment relating to any of the Acquired Companies, surrendered any right to claim a refund of material Taxes, or consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to any of the Acquired Companies;
(T)    conducted its cash management practices other than in the Ordinary Course of Business in all material respects (including with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally);
(U)    given any loan to (or forgiven any loan to), or entered into any other transaction with, any of its stockholders or current or former directors, officers and employees;
(V)    entered into a new line of business or abandoned or discontinued any existing line of business;
(W)    created, incurred, assumed or guaranteed any Indebtedness (including obligations in respect of capital leases); or
(X)    committed to do any of the foregoing.
(ii)    As of the date hereof, none of the Acquired Companies has any liabilities that would be required by GAAP or SAP to be reflected on a balance sheet, other than liabilities that (A) are set forth on the balance sheet included in the Most Recent Financial Statements (including footnotes thereto), (B) have arisen after the Most Recent Interim Financial Statements in the Ordinary Course of Business, or (C) are set forth in Section 4(i) of the Seller Disclosure Letter.
(j)    Compliance with Laws; Permits and Licenses; No Fines or Censures.
(i)    Each Acquired Company, at all times since January 1, 2014, has complied, and continues to be in compliance, in all material respects with all Laws applicable to the Business. Since December 31, 2015, neither Seller nor any of the Acquired Companies has received any written notice or other communication regarding any material violation of, or material failure to comply with, any Law applicable to the Business.
(ii)    The Acquired Companies, at all times since January 1, 2014, have possessed and been in compliance in all material respects with, and continue to possess and be in compliance in all material respects with, all necessary licenses, permits, consents, approvals, orders, certificates, authorizations, declarations and filings required by Governmental Authorities for the conduct of the Business as now conducted (collectively, the “Required Licenses”).

(iii)    Section 4(j)(iii) of the Seller Disclosure Letter sets forth a list of all material Required Licenses as of the date hereof. Since January 1, 2014, none of the Acquired Companies has received written notice of any proceedings relating to the revocation or modification of any such Required Licenses. All applications required to have been filed for the renewal of the Required Licenses listed or required to be listed in Section 4(j)(iii) of the Seller Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Required Licenses have been duly made on a timely basis with the appropriate Governmental Authorities.
(iv)    Section 4(j)(iv) of the Seller Disclosure Letter sets forth a list of all fines, censures, and cease and desist orders imposed since January 1, 2014 by regulatory authorities having jurisdiction over any of the Acquired Companies. To the Knowledge of Seller, as of the date hereof, no regulatory authority having jurisdiction over any of the Acquired Companies has threatened to impose any material fine, censure, or cease and desist order in the future. As of the date hereof, there are no regulatory examinations or reviews in process in respect of any of the Acquired Companies (including financial and market conduct examinations of the Insurance Companies) that have not been disclosed to Buyer in Section 4(j)(iv) of the Seller Disclosure Letter.
(v)    The inclusion of “Life” in Enstar Life’s name has not been objected to by any Governmental Authority and did not require any Governmental Approval or any Regulatory Filing.
(k)    Tax Matters.
(i)    All Tax Returns required to be filed (taking into account any extensions thereof) by the Acquired Companies have been duly and timely filed. All such Tax Returns are true, correct and complete in all material respects. No written claim has been made by a Tax Governmental Authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that any of the Acquired Companies is subject to taxation by that jurisdiction.
(ii)    All Taxes due and owing by the Acquired Companies (whether or not shown on any Tax Return) have been timely and fully paid. To the extent payment of any Taxes that have accrued is not yet due, the amount of such accrued Taxes is properly and fully reflected or otherwise taken into account in the Financial Statements or, in the case of periods since the end of the accounting period covered by the Most Recent Interim Financial Statements, on the Acquired Companies’ books and records.
(iii)    Since December 31, 2015, no Taxes have accrued with respect to the Acquired Companies other than Taxes arising in the Ordinary Course of Business.
(iv)    Each Acquired Company has deducted, withheld and timely paid to the appropriate Governmental Authority all material Taxes required by Law to be deducted, withheld or paid by it in connection with amounts paid or owing to, or allocated to, any employee, independent contractor, creditor, owner, stockholder, policy holder or beneficiary or other third party, and such Acquired Company has timely and accurately complied in all material respects with all reporting and record keeping requirements related thereto, including filing of Forms W-2 and 1099s (or other applicable forms).
(v)    No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Acquired Companies, which have not been paid or otherwise settled.
(vi)    No federal, state, local or foreign audit, suit, proceeding, investigation, claim, examination or other administrative proceeding or court proceeding with regard to any Taxes or Tax Returns of the Acquired Companies is currently pending.
(vii)    No Liens for Taxes exist with respect to any of the assets or properties of the Acquired Companies, except for Liens for Taxes that are not yet due and payable.
(viii)    None of the Acquired Companies has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign Tax Law by reason of a change in accounting method or otherwise, there is no application pending with any taxing authority requesting permission for any change in any accounting method for Tax purposes by any such entity, and no taxing authority has proposed any such adjustment or change in accounting method. No Acquired Company will be required to include in gross income of a taxable period ending after the Closing Date income or gain attributable to: (A) cash received or a prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (B) an installment sale or open transaction that was consummated, in a prior taxable period, (C) an election under Section 108(i) of the Code that was made with respect to a prior taxable period or (D) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) that occurred or was created after March 31, 2013.
(ix)    None of the Acquired Companies has entered into a closing agreement pursuant to Section 7121 of the Code or similar agreement with any taxing authority relating to Taxes of the Acquired Companies that will bind an Acquired Company for any taxable period ending after the Closing Date. None of the Acquired Companies has requested a ruling in respect of Taxes during the past three (3) years from any Governmental Authority, and no such ruling has been issued with respect to any Acquired Company that will bind an Acquired Company for any taxable period ending after the Closing.
(x)    No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the three (3) years prior to the date of this Agreement or (B) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(xi)    None of the Acquired Companies currently is the beneficiary of any extension of time within which to file any material Tax Return, has waived any statute of limitations with respect to Taxes that currently are in effect, or has agreed to any extension of time with respect to any Tax assessment or deficiency that currently is in effect.
(xii)    Except as set forth on Section 4(k)(xii) of the Seller Disclosure Letter, none of the Acquired Companies is a party to or bound by any tax sharing agreement.
(xiii)    Since March 31, 2013, none of the Acquired Companies (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the group of which Holdings or PLIC MI is the common parent) or (B) has any liability for the Taxes of any Person (other than an Acquired Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law) for any taxable year that began on or after March 31, 2013, as a transferee or successor, or by contract (other than commercial lending arrangements or other contracts entered into in the Ordinary Course of Business the principal purpose of which is not to indemnify for Taxes).
(xiv)    No Acquired Company has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).
(xv)    Holdings has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(xvi)    Each Acquired Company has filed Tax Returns in all jurisdictions where required by Law. A list of such jurisdictions will be provided to Buyer prior to Closing.
(xvii)    For the taxable period ending on and including the Closing Date and for all prior taxable periods for which the applicable statute of limitations has not expired, each of PLIC MI and PLIC NY is and was a “life insurance company” for purposes of the Code and is and was subject to taxation under Subchapter L of the Code.
(l)    Real Property; Other Tangible Assets.
(i)    There is no Owned Real Property.
(ii)    Section 4(l)(ii) of the Seller Disclosure Letter sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property.

(iii)    All material items of equipment and other tangible assets owned by or leased to any Acquired Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted), and are adequate for the conduct of the Business in the manner in which the Business is currently being conducted.
(m)    Contracts.
(i)    Section 4(m)(i) of the Seller Disclosure Letter identifies the following Contracts to which an Acquired Company is a party as of the date hereof (provided, however, that Contracts that are (x) insurance policies issued by the Insurance Companies in the Ordinary Course of Business or (y) Employee Benefit Plans shall not be required to be set forth in Section 4(m)(i) of the Seller Disclosure Letter):
(A)    each Contract material to the Business relating to the acquisition, transfer, use, development, sharing or license of any technology;
(B)    each Contract containing covenants that would restrict or limit the ability of any Acquired Company after the Closing to compete in any business or with any Person or in any geographic area;
(C)    each Contract for employment or consulting services with any Business Employee, other than at-will agreements that can be terminated at any time for any reason without the payment of any severance or other post-termination benefits;
(D)    each Contract providing for change in control, retention and/or severance benefits;
(E)    each Contract that is a collective bargaining agreement covering any of the Business Employees;
(F)    each Contract relating to the acquisition, issuance or transfer of any securities of any Acquired Company since January 1, 2014;
(G)    each Contract involving an amount in excess of $50,000 relating to an indenture, mortgage, promissory note, loan agreement or other Contract relating to any indebtedness for borrowed money;
(H)    each Contract involving an amount in excess of $50,000 relating to the creation of any Lien with respect to any asset of any Acquired Company;
(I)    each Contract (other than a Company Form) material to the Business involving or incorporating any guaranty, pledge, performance or completion bond, indemnity or surety arrangement;
(J)    each Contract material to the Business creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;
(K)    each Reinsurance Contract; and
(L)    each other Contract under which the obligations of any party thereto involve an amount in excess of $100,000.
Contracts in the respective categories described in clauses (A) through (L) above are referred to in this Agreement as “Material Contracts.”
(ii)    Seller has delivered to Buyer accurate and complete copies of all written Material Contracts. Each Contract identified in Section 4(m)(i) of the Seller Disclosure Letter is valid and in full force and effect and is enforceable by the applicable Acquired Company in accordance with its terms.
(iii)    Seller and the Acquired Companies represent and warrant that:

(A)    no Acquired Company has materially violated or breached, or committed any material default under, any Material Contract, and, to the Knowledge of Seller, no other Person has materially violated or breached, or committed any material default under, any Material Contract;
(B)    to the Knowledge of Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (1) result in a material violation or breach of any of the provisions of any Material Contract, (2) give any Person the right to declare a material default or exercise any remedy under any Material Contract, (3) give any Person the right to accelerate the maturity or performance of any Material Contract, or (4) give any Person the right to cancel, terminate or modify any Material Contract;
(C)    no Acquired Company has received any written notice or other communication regarding any actual or possible material violation or breach of, or material default under, any Material Contract;
(D)    no Acquired Company has waived any of its material rights under any Material Contract; and
(E)    no disputes have arisen or been resolved relating to the interpretation of a Material Contract, the effect of which would materially limit the rights, obligations or liabilities of any party to such Material Contract.
(iv)    No Person has notified any Acquired Company, or given any Acquired Company reason to believe, that a Material Contract will be cancelled, terminated or not renewed. No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to any Acquired Company under any Material Contract or any other material term or provision of any Material Contract.
(n)    Reinsurance.
(i)    All reinsurance or coinsurance treaties or agreements, including retrocessional agreements, to which either Insurance Company is a party and under which either Insurance Company has any existing rights, obligations or liabilities (collectively, “Reinsurance Contracts”) are in full force and effect and neither Insurance Company is in breach of any material provision thereof and, to the Knowledge of Seller, no other party to such Reinsurance Contracts is in breach, or has threatened breach, of any provision thereof. Except as set forth on Section 4(n)(i) of the Seller Disclosure Letter, no Reinsurance Contract contains any provision providing that the other party thereto may terminate such agreement by reason of the Transaction.
(ii)    No reinsurer under any such Reinsurance Contract has given any notice of termination or commutation with respect to any such Reinsurance Contract, nor, to the Knowledge of Seller, is there any threat of such a notice of termination or commutation.
(iii)    Except as set forth in Section 4(n)(iii) of the Seller Disclosure Letter, Seller has no reason to believe that the financial condition of any other party to any Reinsurance Contract is impaired with the result that a default thereunder may reasonably be anticipated. As of the date hereof, the Insurance Companies are entitled to take full credit in their respective Regulatory Statements (to the extent credit has been taken in such Regulatory Statements) pursuant to applicable Laws for all reinsurance and coinsurance ceded pursuant to any Reinsurance Contract.
(iv)    Except as set forth in Section 4(n)(iv) of the Seller Disclosure Letter, there are no existing or threatened disputes with any reinsurer regarding payment of a claim under any Reinsurance Contract.
(o)    Litigation. Section 4(o) of the Seller Disclosure Letter sets forth, as of the date hereof, each instance in which any Acquired Company or its assets (i) are subject to any outstanding Judgment, ruling, or charge, or (ii) are a party to or the subject of any pending action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction.

(p)    Employee Matters.
(i)    Section 4(p)(i) of the Seller Disclosure Letter lists each material Employee Benefit Plan, currently or since April 1, 2013, sponsored, maintained or contributed to by any of the Acquired Companies or their ERISA Affiliates for the benefit of Business Employees, or under which any of the Acquired Companies has or may have any liability or obligation (“Holdings Benefit Plans”). With respect to each Holdings Benefit Plan, complete and accurate copies of the following will be made available to Buyer or its representatives prior to Closing to the extent requested by Buyer: (A) all material documents, amendments and modifications to such Holdings Benefit Plan (or, with respect to any material Holdings Benefit Plan that is not in writing, a written description of the terms thereof); (B) the three (3) most recent annual reports (Form Series 5500), if any, required under ERISA or the Code; (C) the three (3) most recent financial and actuarial reports (if applicable); (D) any nondiscrimination testing conducted for the last three (3) plan years; (E) all material written contracts, instruments or agreements relating to such Holdings Benefit Plan, including administrative service agreements and group insurance contracts; (F) the most recent IRS determination or opinion letter issued with respect to each such Holdings Benefit Plan intended to be qualified under Section 401(a) of the Code; and (G) all material correspondence with the Department of Labor or the IRS.
(ii)    With respect to each Holdings Benefit Plan: (A) each has been maintained and administered in compliance, in all material respects, with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (B) no actions, suits, claims or disputes are pending, or to the Knowledge of Seller threatened (other than routine claims for benefits); (C) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (D) all premiums, contributions, or other payments required to have been made by Law or under the terms of any Holdings Benefit Plan or any contract or agreement relating thereto as of the Closing Date have been made; (E) all material reports, returns and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly and timely filed or distributed; and (F) no “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code.
(iii)    No Holdings Benefit Plan is, or since April 1, 2013 was, nor does any Acquired Company or its respective ERISA Affiliates have or is reasonably expected to have, any liability or obligation under: (A) a defined benefit plan subject to Section 412 of the Code and/or Title IV of ERISA, (B) a Multiemployer Plan, (C) a multiple employer plan as described in Section 413(c) of the Code, or (D) a plan, program and/or arrangement that provides medical or other welfare benefits with respect to current or former employees or directors of any Acquired Company beyond their retirement or other termination of service, other than coverage mandated by applicable Law.
(iv)    No Acquired Company, either individually or by reason of its affiliation with any ERISA Affiliate, has incurred or is reasonably expected to incur, any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law.
(v)    Each Holdings Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (each, a “Qualified Plan”) and each Seller 401(k) Plan has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, to the Knowledge of Seller, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification.
(vi)    The Acquired Companies and their ERISA Affiliates have complied with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, as well as the provisions of the Patient Protection and Affordable Care Act, with respect to each Holdings Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code.
(vii)    Each Holdings Benefit Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered in compliance, in both form and operation, with the provisions of Section 409A of the Code and treasury regulations promulgated thereunder. No Acquired Company has any obligation or liability to provide any gross-up payments under Sections 409A or 4999 of the Code.
(viii)    Neither the execution of this Agreement nor the consummation of the Transaction (whether alone or together with any other events) will (A) result in any material payment that is the liability of any

Acquired Company becoming due to any Business Employee, (B) materially increase any benefits otherwise payable by any Acquired Company to any Business Employee, or (C) result in the acceleration of the time of payment or vesting of any such benefits.
(ix)    (A) Each Acquired Company is in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, classification of exempt employees and independent contractors, terms and conditions of employment, workers’ compensation, occupational safety, anti-bribery, plant closings, compensation and benefits and wages and hours; (B) no Acquired Company is a party to a collective bargaining agreement, and to the Knowledge of Seller, as of the date hereof, no labor union has been certified to represent any employee of any Acquired Company or has applied to represent any such employee; and (C) as of the date hereof, there is no pending or, to the Knowledge of Seller, threatened, work stoppage, slowdown or labor strike at any Acquired Company or any pending or threatened class and/or collective action against any of the Acquired Companies.
(x)    The transactions contemplated by this Agreement will not be the direct or indirect cause of any amount paid or payable by the Seller or the Acquired Companies being classified as an excess parachute payment under Section 280G of the Code.
(q)    Environmental, Health, and Safety Matters.
(i)    Except as has not had and would not reasonably be expected to have a Business Material Adverse Effect, each Acquired Company is in compliance with Environmental, Health, and Safety Requirements.
(ii)    No Acquired Company has received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities, including any investigatory, remedial or corrective obligations, relating to any of the Acquired Companies or their respective facilities arising under Environmental, Health, and Safety Requirements.
(r)    Regulatory Filings. Except as set forth in Section 4(r) of the Seller Disclosure Letter, since January 1, 2014, each Acquired Company has filed all material reports, material statements, material documents, material registrations, material applications and other regulatory filings or submissions (including material form and rate filings, material nonrenewal, cancellation or revision of reinsurance agreements, material acquisition of assets or material disposition of assets) required to be filed by such Acquired Company with any applicable Governmental Authority (the “Regulatory Filings”). All Regulatory Filings complied in all material respects with applicable Law in effect when filed and no material deficiencies have been asserted by any Governmental Authority with respect to such Regulatory Filings that have not been satisfied. All premium rates, rating plans, and policy forms established, adopted or used by the Insurance Companies since January 1, 2014 that are required to be filed with or approved by insurance regulatory authorities have been so filed or approved, the premiums charged conform in all material respects to the premiums so filed or approved, and comply in all material respects with the insurance Laws applicable thereto.
(s)    Insurance Practices.
(i)    All policies, binders, slips, certificates, and participation agreements and other agreements of insurance (including annuities), whether individual or group, that are in effect (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) and that have been issued by the Insurance Companies and any and all marketing materials (the “Company Forms”) are, to the extent required under applicable Law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection. All Company Forms comply in all material respects with the applicable Law. All premiums charged by each Insurance Company to policyholders or annuitants for the insurance policies or annuities issued by such Insurance Company comply in all material respects with applicable Law. No consumer complaints have been reported to or received by or on behalf of either Insurance Company which would have a Business Material Adverse Effect.
(ii)    To the Knowledge of Seller, no Acquired Company is on notice of any noncompliance by any Insurance Company or any predecessor company thereof by merger or otherwise that occurred prior to January 1, 2014, which, individually or in the aggregate, would have a Business Material Adverse Effect.
(t)    Indebtedness. As of the date hereof, none of the Acquired Companies has, and as of the Closing Date none of the Acquired Companies will have, any Indebtedness. The Indebtedness of each Acquired Company that is required by GAAP to be included as a liability on the consolidated balance sheet of the Acquired Companies as of the Most Recent Interim Financial Statements is accurately and completely reflected therein.
(u)    Intellectual Property.
(i)    Section 4(u)(i) of the Seller Disclosure Letter sets forth a true and complete list of all material Intellectual Property Rights of the Acquired Companies and their Subsidiaries.
(ii)    Since March 31, 2013, no Acquired Company has been sued or charged in writing with or been a defendant in any Third-Party Claim of infringement or misappropriation of any Intellectual Property Right, and, to the Knowledge of Seller, there is no basis for any Third-Party Claim of infringement or misappropriation against any Acquired Company.
(iii)    Section 4(u)(iii) of the Seller Disclosure Letter sets forth an accurate and complete list of all material agreements relating to Intellectual Property Rights where any Acquired Company is a licensee (“Inbound Licenses”). Except as set forth in the Inbound Licenses, no royalties, fees or commissions are payable to any Person by reason of the exercise of any rights under any Inbound License.
(v)    Disclaimer of Other Representations and Warranties. Except as expressly set forth in the representations and warranties contained in Section 3(a), this Section 4, the Limited Guaranty, any certificate delivered hereunder by or on behalf of Seller in connection with the Closing, and the Seller Disclosure Letter, Seller disclaims all other representations and warranties, whether express or implied. Notwithstanding any other provision of this Agreement, Seller is not making any representations to Buyer, express or implied, in or pursuant to this Agreement or otherwise concerning the adequacy or sufficiency of the reserves for losses, loss adjustment expenses, policy benefits for life and annuity contracts, or the collectability of any reinsurance of any of the Acquired Companies or of the Acquired Companies taken as a whole.
Section 5. Pre-Closing Covenants. On or before the Closing, each of the Parties shall, or shall cause its Subsidiaries to, do the following:
(a)    General. Buyer and Seller shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective in the most expeditious manner possible the Transaction, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transaction as soon as practicable and (ii) the execution and delivery of any additional instruments necessary to consummate the Transaction and to fully carry out the purposes of this Agreement. Without limiting the foregoing, Buyer and Seller shall take all actions necessary to obtain (and shall cooperate with each other in obtaining) any Governmental Approvals (which actions shall include furnishing all information required in connection with such Governmental Approvals) required to be obtained or made by Buyer, Seller, or any Acquired Company in connection with the Transaction. Additionally, each of Buyer and Seller shall use their respective reasonable best efforts to fulfill all conditions precedent to this Agreement (including those set forth in Section 7(a)) and shall not take any action after the date of this Agreement that would reasonably be expected to impair or materially delay the obtaining of, or result in not obtaining, any Governmental Approval necessary to be obtained prior to the Closing. Notwithstanding any of the foregoing, in no event shall Buyer or any Affiliate be required to institute any legal proceeding, divest any assets or reorganize, or otherwise modify its business operations or processing systems in any material respect or the nature of the Business in order to achieve any of the foregoing. Each of the Parties will use commercially reasonable efforts to obtain the consent of any third parties under the Contracts set forth on Section 3(a)(iii)(A) of the Seller Disclosure Letter, which efforts shall be at the sole cost and expense of Buyer.
(b)    Notices and Consents.
(i)    Each of the Parties will (and Seller will cause each Acquired Company to) make any necessary Governmental Filings, and use its reasonable best efforts to obtain any Governmental Approvals (including approvals by the Federal Trade Commission and the Antitrust Division of the United States Department of

Justice under the Hart-Scott-Rodino Act and the Insurance Departments, in each case, as applicable) that may be or become necessary for their respective execution and delivery of this Agreement or any of the other Transaction Documents, the performance of their respective obligations pursuant hereto and thereto, and the consummation of the Transaction; provided, however, that in no event shall Buyer, Seller or any of their respective Affiliates be required to institute any legal proceeding, divest any assets or reorganize, or otherwise change, its business operations in any material respect or the Business in order to achieve any of the foregoing. The Parties will cooperate with the reasonable requests of each other in promptly seeking to obtain all such Governmental Approvals (including by making available, upon reasonable notice, appropriate representatives of the Parties and the Acquired Companies for participation in meetings with Governmental Authorities).
(ii)    Prior to the Closing, each of the Parties shall promptly notify one another of any communication it receives from any Governmental Authority relating to the Transaction and permit the other Party to review in advance any proposed material written communication by such Party to the Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between such Party or any of its representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand; provided, however, that no Party shall be required to share information with the other if the sharing of such information would violate any Laws or would be inconsistent with the confidentiality provisions contained or referred to in Section 5(g) hereof. The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing. Notwithstanding the foregoing or anything else in this Agreement, Seller agrees that Buyer shall not be obligated to share any of Buyer’s trade secret or business proprietary information with Seller.
(c)    Operation of the Business. From the date hereof until the earlier of the termination of this Agreement pursuant to Section 8 or the Closing Date, except (i) as set forth in Section 5(c) of the Seller Disclosure Letter, or (ii) to the extent Buyer shall have consented in writing, Seller shall, and shall cause the Acquired Companies to, conduct their businesses in the Ordinary Course of Business and preserve the current business operations, licenses and organization of the Acquired Companies and their respective suppliers, customers and others having business relationships with them. Without limiting the generality of the foregoing, from the date hereof until the earlier of the termination of this Agreement pursuant to Section 8 or the Closing Date, Seller:
(i)    shall, and shall cause each of the Acquired Companies to, use its reasonable best efforts to:
(A)    maintain, keep and preserve the Acquired Companies’ assets and properties in good condition and repair;
(B)    maintain all insurance policies for which one or more of the Acquired Companies is a beneficiary or named insured as of the date hereof;
(C)    preserve and maintain all of the Required Licenses;
(D)    preserve its business and organization, including paying its debts, Taxes and other obligations when due, maintaining its books and records in accordance with past practice, and maintaining good standing in its state of incorporation and each other state in which it is qualified to do business;
(E)    perform, in all material respects, all of its obligations under all Contracts relating to or affecting its assets or properties or the Business;
(F)    preserve for the benefit of Buyer the goodwill of banks, suppliers, customers, reinsurers, landlords and others having business relations with any of the Acquired Companies;
(G)    comply in all material respects with all applicable Laws; and
(H)    cooperate with Buyer and use commercially reasonable efforts to assist Buyer in obtaining the consent of any party where the consent of such party may be required by reason of the Transaction; and

(ii)    shall not permit any Acquired Company to:
(A)    make (or incur any obligation to make) any capital expenditures in excess of $100,000;
(B)    incur any Indebtedness or lend any money to a third party;
(C)    change its respective governing documents;
(D)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other equity interests or repurchase, redeem or otherwise reacquire any shares of capital stock, equity interests or other securities;
(E)    sell, issue, grant or authorize the issuance or grant of (1) any capital stock or other security or (2) any instrument convertible into or exchangeable for any capital stock, equity interests or other security, or otherwise make any capital contribution;
(F)    form any Subsidiary or acquire any equity interest or other interest in any other entity;
(G)    except as may be required under any Acquired Company Benefit Plan, (1) grant to any Business Employee any material increase in compensation or (2) adopt, enter into or materially amend any Acquired Company Benefit Plan;
(H)    change any of its methods of accounting or accounting practices in any respect except as required by GAAP or SAP;
(I)    change any express or deemed election relating to material Taxes, settle any material claim or controversy relating to Taxes, agree to any material adjustment of any Tax attribute, surrender any right or claim to a refund of material Taxes, consent to any extension or waiver of the statute of limitations period applicable to any material Taxes, Tax Return or claim for Taxes, amend any material Tax Return, enter into any closing agreement with respect to Taxes, fail to file any material Tax Return when due (taking into account extensions), or make any change to any of its policies, procedures, principles or methods of Tax or financial accounting other than as required by a change of GAAP;
(J)    commence or settle any legal proceeding, except the settlement of claims in the Ordinary Course of Business;
(K)    willfully and intentionally take or omit to take any action that is designed or reasonably likely to result in any of its representations and warranties set forth in this Agreement or any certificate delivered in connection with the Closing being or becoming untrue in any material respect at any time at or prior to the Closing;
(L)    enter into any Affiliate Transaction; or
(M)    authorize, agree, commit or enter into any Contract to take any of the actions described in clauses (A) through (L) of this Section 5(c)(ii).
(d)    Full Access. Seller will permit, and Seller will cause each Acquired Company to permit, representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of any Acquired Company, to all premises, properties, personnel, books, records (including Tax records), Contracts, and other documents of or pertaining to any Acquired Company, including such documents as Buyer may reasonably request prior to Closing supporting the Minimum Financial Condition Calculation; provided, however, Buyer shall not have access to information that may not be provided to Buyer under applicable Laws.
(e)    Notice of Developments. Seller shall notify Buyer in writing of any development, event, occurrence or circumstance first occurring after the date hereof that would have been required to have been disclosed in the Seller Disclosure Letter if it had occurred prior to the date hereof. Seller shall provide all such notices to Buyer promptly after first becoming aware of such development, event, occurrence or circumstance. If any such notice updates, amends or modifies the Seller Disclosure Letter in a manner that, but for such update, amendment or modification, would cause (i) any of the representations and warranties in Section 3(a)(v) (Holdings Shares), Section 4(b) (Capitalization of Holdings), and Section 4(f) (Subsidiaries) not to be true and correct or (ii) the representations and warranties in Section 3(a) or Section 4 other than those set forth in clause (i) not to be true and correct in all material respects, then in each case Buyer may terminate this Agreement pursuant to Section 8(a)(vi). Unless Buyer has the right to terminate this Agreement as provided in this Section 5(e) and timely exercises such right pursuant to Section 8(a)(vi), such update, amendment or modification shall not be deemed to result in a failure of the condition set forth in Section 7(b)(i) to be satisfied. If the Closing shall occur, then Buyer shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, including pursuant to Section 10, with respect to any and all matters disclosed at or prior to the Closing pursuant to this Section 5(e).
(f)    Exclusivity. None of Seller nor its Affiliates will (and Seller will not cause or permit any Acquired Company or its Affiliates to), directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall, and shall cause each of its Affiliates and representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Buyer) relating to a possible Acquisition Proposal.
(g)    Confidentiality. The terms of the letter agreement dated July 5, 2016 (the “Confidentiality Agreement”) between Buyer and Southland National Holdings, Inc. shall not be superseded by this Agreement and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate and the confidentiality provisions of Section 6(d) shall apply instead. If, for any reason, the Transaction is not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(h)    Affiliate Transactions and Intercompany Accounts. Prior to or at the Closing, Seller shall, and shall cause the Acquired Companies to, (i) obtain all required regulatory approvals to terminate all Affiliate Transactions and settle all Intercompany Accounts, (ii) terminate all Affiliate Transactions without any obligation of or liability to any of the Acquired Companies, on terms reasonably satisfactory to Buyer, and (iii) settle in full (without any premium or penalty) the amount of all Intercompany Accounts (including the $8,163,563 owed to the Acquired Companies by certain of their Affiliates as of the date of the Most Recent Interim Financial Statements without the accrual of additional interest) by payment in cash of all such amounts.
(i)    Notice of Assignment and Assumption of Lease. Prior to Closing, Seller shall use its best efforts to cause Tenant to execute and deliver to Landlord a written notice of assignment of the Basking Ridge Lease to PLIC MI in accordance with the terms of the Basking Ridge Lease. Seller hereby acknowledges that Buyer intends to communicate with Landlord prior to Closing with respect to certain terms of the Basking Ridge Lease and shall, and shall cause its Affiliates to, reasonably cooperate with Buyer in connection with any such communications.
Section 6. Post-Closing Covenants. From and after the Closing Date, each of the Parties covenants and agrees as follows:
(a)    General; Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement and the intentions of the Parties, each Party will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10).
(b)    Insurance. The Business and the operations and assets and liabilities in respect thereof shall cease to be insured by Seller’s or its Affiliates’ insurance policies, and neither Buyer nor its Affiliates (including the Acquired Companies) shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover the Business or the operations or assets or liabilities in respect thereof. Seller or its Affiliates may amend any insurance policies in the manner it deems appropriate to give effect to this Section 6(b). Buyer shall be responsible for securing all insurance it considers appropriate for the Business and the operations and assets and liabilities in respect thereof. At the Closing, Buyer agrees to take over and assume all the known and incurred but not reported claims in respect of the Business and the operations and assets and liabilities in respect thereof, which have been incurred as of the Closing, and Buyer agrees to be responsible to pay such claims. Buyer further covenants and agrees not to seek to assert or to exercise any rights or claims of, or in respect of, the Business and the operations and assets and liabilities in respect thereof, under or in respect of any past or current insurance policy under which any of the foregoing is a named insured.
(c)    Business Employees.
(i)    At or prior to the Closing, Seller shall (or shall cause its applicable Affiliates to) transfer the employment of each Business Employee who is not employed by any Acquired Company to an Acquired Company. Any Business Employee who is an employee of an Acquired Company as of the Closing shall be referred to as a “Transferred Business Employee.”
(ii)    For a period of at least twelve (12) months following the Closing Date, Buyer shall provide each Transferred Business Employee (A) the same wage rate or base salary level in effect for such Transferred Business Employee immediately prior to the Closing, (B) incentive compensation opportunities (other than equity or equity-based compensation) for such Transferred Business Employee that are no less favorable than those in effect immediately prior to the Closing, and (C) employee benefits that are no less favorable, in the aggregate, than those in effect for such Transferred Business Employee and listed on Section 4(p)(i) of the Seller Disclosure Letter as of the date hereof. As of and after the Closing, Buyer shall provide to each Transferred Business Employee full credit for all purposes under any employee benefit plan, policy or arrangement of Buyer or any of its Affiliates (except for benefit accrual purpose under any defined benefit plans and equity and equity-based compensation plans) for such Transferred Business Employee’s service prior to the Closing with Seller or any of its Affiliates, to the same extent such service is recognized by Seller and its Affiliates immediately prior to the Closing; provided that such service shall not be credited to the extent it would result in a duplication of benefits.
(iii)    Buyer shall use commercially reasonable efforts to cause each Transferred Business Employee and his or her eligible dependents to be covered on and after the Closing by a group health plan or plans maintained by Buyer or any of its Affiliates, including an Acquired Company, that (A) do not limit or exclude coverage on the basis of any preexisting condition of such Transferred Business Employee or dependent (other than any limitation already in effect under the applicable group health Employee Benefit Plan in which such Transferred Business Employee participated immediately prior to the Closing) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Employee Benefit Plan in which such Transferred Business Employee participated immediately prior to the Closing, and (B) provide each Transferred Business Employee full credit under Buyer’s or such Affiliate’s group health plans for the year in which the Closing Date occurs for any deductible or co-payment already incurred by the Transferred Business Employee under the applicable group health Employee Benefit Plan in which such Transferred Business Employee participated immediately prior to the Closing and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Employee Benefit Plan in which such Transferred Business Employee participated immediately prior to the Closing or Buyer’s or such Affiliate’s group health plans.
(iv)    With respect to each Transferred Business Employee whose employment is terminated during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Buyer shall provide such Transferred Business Employee with severance benefits equal in value to the greater of (A) those that such Transferred Business Employee would receive under the applicable severance policy, program or arrangement of Buyer or its Affiliates, and (B) those that such Transferred Business Employee would have received under the applicable severance policy, program or arrangement of Seller or its Affiliates as attached hereto as Section 6(c)(iv) of the Seller Disclosure Letter, in each case taking into account such Transferred Business Employee’s service with Seller and its Affiliates prior to the Closing and with Buyer and its Affiliates on and after the Closing.
(v)    Buyer shall recognize and assume all liabilities with respect to accrued but unused vacation time for all Transferred Business Employees. Buyer shall allow Transferred Business Employees to use the vacation, sick leave and personal time recognized or established in accordance with the terms of Seller’s and its applicable Affiliates’ programs in effect immediately prior to the Closing Date (in addition to, and not in lieu of, any vacation accrued under the applicable vacation plans or policies of Buyer or its Affiliates on or following the Closing).

(vi)    Effective at the Closing, Buyer shall establish participation by the Transferred Business Employees in Buyer’s tax-qualified defined contribution plan or plans with a cash or deferred feature (the “Buyer 401(k) Plan”) for the benefit of each Transferred Business Employee who, as of immediately prior to the Closing, was eligible to participate in a tax-qualified defined contribution plan maintained by Seller or its Affiliates (collectively, the “Seller 401(k) Plans”). As soon as practicable after the Closing Date, the Seller 401(k) Plans shall, to the extent permitted by Section 401(k)(10) of the Code, make distributions (including loans) available to Transferred Business Employees, and the Buyer 401(k) Plan shall accept any such distribution (including loans) as a rollover contribution if so directed by the applicable Transferred Business Employee.
(vii)    Without limiting the generality of Section 11(b), the provisions of this Section 6(c) are solely for the benefit of the parties to this Agreement and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Employee Benefit Plan for any purpose.
(d)    Covenant Not to Compete; Confidentiality.
(i)    For a period of three (3) years after the Closing Date (the “Restricted Period”), Seller shall not, and shall cause its Affiliates not to, directly or indirectly:
(A)    solicit or contact, or assist another Person in the solicitation of, any Person who is an insured under any existing insurance policy issued by the Acquired Companies for the purpose of replacing any such existing policy provided by the Acquired Companies as of the date hereof;
(B)    otherwise initiate or promote a program that would result in the systematic replacement of the existing insurance policies issued by the Acquired Companies or the systematic solicitation of the insureds under such existing policies for the purpose of replacing the existing insurance policies issued by the Acquired Companies as of the date hereof; or
(C)    employ, or seek to employ, whether for itself, as applicable, or for any other Person, any Transferred Business Employee or otherwise solicit, encourage or entice any Transferred Business Employee to terminate or alter his or her business relationship with any of the Acquired Companies or Buyer or its Affiliates.
(ii)    None of Seller or any of its Affiliates shall use or disclose any confidential or proprietary information of or relating to any Acquired Company, including without limitation customer information, either during the term of this Agreement or at any time thereafter, except as required by Law or by any Governmental Authority. Notwithstanding the foregoing, Seller and its Affiliates shall be permitted to use or disclose any such information in connection with its or their preparation of any financial statements or reports or the filing or dissemination of such financial statements or reports with or to the SEC, any insurance department, or any other Governmental Authority.
(iii)    From and after the Closing, Seller and its Affiliates shall cause their respective representatives to maintain in confidence, and not use to the detriment of Buyer or its Affiliates (including for the purposes of competing with Buyer or its Affiliates), any written, oral or other information relating to or obtained from Buyer or its Affiliates, except that the foregoing requirements of this Section 6(d) shall not apply to the extent that (A) any such information is or becomes generally available to the public other than as a result of disclosure by Seller, its Affiliates or any of their respective representatives in breach of this Section 6(d), (B) any such information is required by applicable Law to be disclosed; provided, however, that Seller shall provide Buyer written notice prior to such disclosure, or (C) any such information was or becomes available to such Party on a non-confidential basis and from a source (other than a Party or any Affiliate or representative of such Party) that is not bound by a confidentiality agreement. Seller shall instruct its Affiliates and representatives having access to such information of such obligation of confidentiality and non-use.
(iv)    Seller hereby agrees and acknowledges that money damages may not be an adequate remedy for its breach of any covenant, obligation or other provision set forth in this Section 6(d). Seller acknowledges that its violation of this Section 6(d) may cause irreparable harm to the Acquired Companies. Seller therefore agrees that each Acquired Company, including Buyer for itself or by or on behalf of any Acquired Company, shall be entitled to seek injunctive relief enjoining, prohibiting and restraining Seller and its Affiliates from the continuance of any such violation, in addition to any monetary damages which might occur by reason of a violation of this Section 6(d) or any other remedies at Law or in equity, including, without limitation, specific performance.
(v)    Seller acknowledges that this Section 6(d) is a material inducement to Buyer entering into this Agreement, and that the acquisition of the Acquired Companies as contemplated by this Agreement is of direct and material benefit to Seller and is good and adequate consideration for the covenants given herein.
(e)    Name Change. Within thirty (30) days following the Closing, Buyer shall (i) select a new name for Enstar Life that does not include “Enstar” or any confusingly similar name and (ii) cause Enstar Life to take all such actions (including amending its certificate of incorporation) as shall be necessary to change its name to such new name. Buyer shall provide Seller with written evidence of the name change contemplated by this Section 6(e) promptly after such name change is effected in accordance with applicable Law.
(f)    Officers and Directors.
(i)    Seller shall deliver to Buyer the resignations of all members of the board of directors of each Acquired Company from their positions as directors of such Acquired Company immediately prior to the Closing, such resignations to become effective upon the Closing.
(ii)    For a period of six (6) years after the Closing Date, the Acquired Companies shall not, and Buyer shall cause the Acquired Companies not to, amend, repeal or modify any provision in their respective certificates of incorporation or by-laws relating to the exculpation or indemnification for any officers and directors (unless required by applicable Law), it being the intent of the Parties that the officers and directors of the Acquired Companies shall continue to be entitled to such exculpation and indemnification to the full extent of the Law. Such officers and directors are intended third-party beneficiaries of this Section 6(f) and may specifically enforce its terms.
(g)    Transition Services. Seller shall, or shall cause one of its Affiliates to, provide transition services to the Acquired Companies following the Closing in accordance with the terms and conditions of a Transition Services Agreement, in the form attached hereto as Exhibit B (the “Transition Services Agreement”).
(h)    General Release. Seller and its Affiliates hereby unconditionally and irrevocably acquit, remise, discharge and forever release, effective as of the Closing, the Acquired Companies, and, to the extent acting in such capacity for any Acquired Company, their respective equityholders, partners, managers, trustees, employees, officers, directors, representatives and agents (collectively, the “Releasees”) from any and all liabilities and losses of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under any Law, contract, agreement, arrangement, commitment or undertaking, whether written or oral, to the extent arising prior to the Closing; provided that liabilities acquitted, remised, discharged and released pursuant to this Section 6(h) shall not include any rights of Seller under this Agreement or any other Transaction Document.
Section 7. Conditions Precedent.
(a)    Conditions to Each Party’s Obligation to Close. The respective obligations of Seller and Buyer to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
(i)    Government Approvals. Termination or expiration of any applicable waiting period (including any extension thereof) required to have occurred in connection with the Transaction under the Hart-Scott-Rodino Act shall have occurred and all Governmental Approvals required by the Insurance Departments to consummate the Transaction shall have been obtained.
(ii)    No Injunctions or Restraints. No injunction or other Judgment issued by any court of competent jurisdiction shall have been entered and remain in effect which prevents the consummation of the Transaction.

(b)    Conditions to Buyer’s Obligation to Close. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of the following additional conditions:
(i)    Representations and Warranties. The representations and warranties of Seller contained in Section 3(a) and Section 4 shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, except that representations and warranties that are made as of a specific date shall be tested only on and as of such date; provided, however, notwithstanding the foregoing, the representations and warranties contained in Section 3(a)(v) (Holdings Shares), Section 4(b) (Capitalization of Holdings), and Section 4(f) (Subsidiaries) shall be true and correct as of the Closing Date as if made on and as of the Closing Date.
(ii)    Performance of Obligations of Seller. The covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.
(iii)    Minimum Financial Condition. The consolidated total assets of the Acquired Companies minus the consolidated total liabilities of the Acquired Companies as of the end of the month prior to the month in which the Closing occurs, in each case as calculated in accordance with GAAP consistently applied with the Acquired Companies’ past practice, but excluding all movements in unrealized gains and losses on Investment Assets since September 30, 2016 (the “Minimum Financial Condition Calculation”), shall equal at least $69,600,000.
(iv)    Assignment and Assumption of Lease. Seller shall have delivered (or caused to be delivered) to Buyer (A) a written notice of assignment of the Basking Ridge Lease to PLIC MI executed by Tenant and delivered to Landlord in accordance with the terms of the Basking Ridge Lease and (B) an executed assignment and assumption of the Basking Ridge Lease from Tenant to PLIC MI in form and substance reasonably acceptable to the parties thereto (the “Assignment and Assumption of Lease”), duly executed by Tenant and PLIC MI.
(v)    Officer’s Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 7(b)(i), Section 7(b)(ii) and Section 7(b)(iii) have been satisfied.
(vi)    Certificates of Compliance/Licensing. Seller shall have delivered to Buyer, at or prior to Closing, a Certificate of Compliance for each Insurance Company, issued thirty (30) days or less prior to the Closing Date, by each insurance Governmental Authority of a jurisdiction in which such Insurance Company transacts insurance as an authorized insurer and on an admitted basis, and in the event such Certificate of Compliance cannot be obtained, a copy of the certificate of authority or license of such Insurance Company evidencing its current authority to transact insurance in such jurisdiction.
(c)    Conditions to Seller’s Obligation to Close. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following additional conditions:
(i)    Representations and Warranties. The representations and warranties of Buyer contained in Section 3(b) shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, except that representations and warranties that are made as of a specific date shall be tested only on and as of such date.
(ii)    Performance of Obligations of Buyer. The covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.
(iii)    Officer’s Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and signed on behalf of Buyer by an executive officer of Buyer, stating that the conditions specified in Section 7(c)(i) and Section 7(c)(ii) have been satisfied.
(d)    Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in this Section 7 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement, including Section 5.

Section 8. Termination.
(a)    Termination of Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated at any time prior to the Closing:
(i)    by mutual written consent of Seller and Buyer;
(ii)    by Seller or by Buyer, if the Closing shall not have occurred on or prior to the date that is one hundred twenty (120) days after the date of this Agreement; provided, that if the conditions set forth in Section 7(a)(i) or Section 7(a)(ii) have not been satisfied by such date, either Seller or Buyer may extend such date for two additional successive sixty (60) day periods, the second of which shall require the prior written consent of the non-requesting Party, which consent shall not be unreasonably withheld or delayed (such date, as may be so extended, the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 8(a)(ii) shall not be available to either Party whose failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
(iii)    by Seller or by Buyer, if a Governmental Approval required under the Hart-Scott-Rodino Act to have been obtained in connection with the Transaction or a Governmental Approval required by any Insurance Department to consummate the Transaction shall have been denied and such denial shall have become final and nonappealable or a permanent injunction or other permanent Judgment issued by a court of competent jurisdiction shall have become final and nonappealable, preventing the consummation of the Transaction; provided that the Party seeking to terminate this Agreement pursuant to this Section 8(a)(iii) shall have used its reasonable best efforts to obtain such Governmental Approval, or to prevent the entry of such permanent injunction or other permanent Judgment, as applicable, in each case, to the extent required by Section 5(a) and (b);
(iv)    by Buyer, if any of Seller’s representations and warranties contained in Section 3(a) or Section 4 of this Agreement shall fail to be true and correct, or Seller shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7(b)(i) or Section 7(b)(ii) and has not been cured by the earlier of (A) the date that is sixty (60) Business Days after the date that Seller has notified Buyer of such failure or breach and (B) the Outside Date; provided that Buyer is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7(c)(i) or Section 7(c)(ii);
(v)    by Seller, if any of Buyer’s representations and warranties contained in Section 3(b) of this Agreement shall fail to be true and correct or Buyer shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7(c)(i) or Section 7(c)(ii) and has not been cured by the earlier of (A) the date that is sixty (60) Business Days after the date that Seller has notified Buyer of such failure or breach and (B) the Outside Date; provided, that Seller is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7(b)(i) or Section 7(b)(ii); or
(vi)    by Buyer, upon written notice to Seller, within five (5) days following the date (if any) on which Buyer acquires the right to terminate this Agreement pursuant to Section 5(e).
(b)    Effect of Termination. If either Party terminates this Agreement pursuant to Section 8(a), all rights and obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party; provided, however, that (i) the confidentiality provisions contained in Section 5(g) shall survive termination in accordance with their terms; (ii) no Party shall be relieved of any obligation or liability arising from any willful and deliberate breach by such Party of any representation, warranty, covenant or other provision of this Agreement; (iii) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; and (iv) neither Party shall be liable for any consequential or punitive damages.
(c)    Notice of Termination. In the event of termination by Seller or Buyer pursuant to Section 8(a), written notice of such termination shall be given by the terminating Party to the other Party.
Section 9. Tax Matters.

(a)    The Acquired Companies shall prepare and timely file, or cause to be prepared and timely filed, all material Tax Returns required to be filed by each Acquired Company that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such material Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law). In order to permit Buyer to review and comment on each such material Tax Return, Seller shall deliver a copy of each such material Tax Return to Buyer (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) no later than thirty (30) days (or, in the case of Tax Returns filed more frequently than annually, ten (10) days) before the due date of such Tax Return. If Buyer objects to any item on any such Tax Return, it shall, no later than ten (10) Business Days (or, in the case of Tax Returns filed more frequently than annually, five (5) days) after receipt of such Tax Return from Seller, notify Seller in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. Any such objection shall be handled by Buyer and Seller in accordance with the provisions of Section 9(c) below.
(b)    Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of each Acquired Company required to be filed by such Acquired Company after the Closing Date for any taxable period ending on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law). In order to permit Buyer to review and comment on each such Tax Return, Seller shall deliver a copy of each such Tax Return to Buyer (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) no later than thirty (30) days (or, in the case of Tax Returns filed more frequently than annually, ten (10) days) before the due date of such Tax Return. If Buyer objects to any item on any such Tax Return, it shall, no later than ten (10) Business Days (or, in the case of Tax Returns filed more frequently than annually, five (5) days) after receipt of such Tax Return from Seller, notify Seller in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. Any such objection shall be handled by Buyer and Seller in accordance with the provisions of Section 9(c) below. Buyer shall cause the Acquired Companies to timely pay all Taxes required to be paid with respect to such Tax Returns and all expenses associated with the preparation of such Tax Returns; provided however, that Seller shall promptly pay to the Acquired Companies any actual Tax amounts to be paid for periods prior to September 30, 2016 for which accrual has not been made on the Most Recent Interim Financial Statements; provided further that the Acquired Companies shall promptly pay to Seller any amounts for periods prior to September 30, 2016 for which the accruals on the Most Recent Interim Financial Statements exceed the actual Tax amounts to be paid.
(c)    If a notice of objection with respect to a Tax Return is duly delivered in accordance with Section 9(a) or Section 9(b), Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten (10) Business Days after receipt of such notice by Seller, the disputed items shall be resolved by an independent certified public accountant chosen by mutual agreement of Buyer and Seller (the “Accountant”) and any determination by the Accountant shall be final. The Accountant shall resolve any disputed items within ten (10) Business Days of having the item referred to it pursuant to such procedures as it may require. If the Accountant is unable to resolve any disputed items before the due date for such Tax Return, such Tax Return shall be filed as prepared by Seller (taking into account any previously-resolved items between Seller and Buyer), and then amended to reflect the Accountant’s resolution. The costs, fees and expenses of the Accountant shall be borne and paid 50% by the Seller and 50% by Buyer.
(d)    Neither Buyer nor any of its Affiliates, including the Acquired Companies, shall amend any Tax Return affecting a taxable period (or portion thereof) ending on or before the Closing Date, or take any other similar, affirmative action that could increase the liability of Seller for Taxes in respect of which an indemnity may be sought by the Buyer Indemnitees pursuant to Section 10(a), without the prior written consent of Seller.
(e)    All refunds, credits or other reductions of Taxes (including interest received thereon) with respect to any taxable periods (or portions thereof) ending on or before September 30, 2016 (and not for any tax period thereafter) to the extent not reflected on the Most Recent Interim Financial Statements shall be for the account of Seller, and Buyer and the Acquired Companies shall pay or cause to be paid such amounts to Seller within five (5) Business Days of the receipt or crediting thereof. Buyer and the Acquired Companies shall, and shall cause their Affiliates to, take all actions reasonably requested by Seller to obtain any such Tax refunds, credits or other reductions as promptly as possible.

(f)    Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as attributable to the portion of a taxable period ending on September 30, 2016 for purposes of this Agreement shall be:
(i)    in the case of Taxes (A) based upon, or related to, income, receipts, profits, gains, supplies, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property, or (C) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended on September 30, 2016; and
(ii)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on September 30, 2016 and the denominator of which is the number of days in the entire period.
(g)    Waiver of Carrybacks. The Acquired Companies shall waive any carryback for federal income tax purposes of net operating losses or credits that accrued in the taxable year ended December 31, 2016.
(h)    Seller, the Acquired Companies and Buyer shall provide each other with such cooperation and information as any of them reasonably may request of the others in filing any Tax Return pursuant to this Section 9 or in connection with any audit or other proceeding in respect of Taxes of any Acquired Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller, the Acquired Companies and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Acquired Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Acquired Companies for any taxable period beginning before the Closing Date, Seller, the Acquired Companies or Buyer (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.
Section 10. Indemnification and Survival.
(a)    Indemnification by Seller.
(i)    To the extent set forth in this Section 10(a), from and after the Closing, Seller agrees to indemnify, defend and hold harmless Buyer and its Affiliates (including the Acquired Companies) and their respective officers, directors, employees, stockholders, successors and assigns (collectively, the “Buyer Indemnitees”) against and in respect of all losses, damages, judgments, settlements, fines, liabilities, costs and expenses (including (x) interest and penalties, (y) reasonable attorneys’ fees and expenses actually incurred in connection therewith, and (z) incidental, consequential and special damages, but only to the extent such damages are reasonably foreseeable, but excluding any punitive damages (but including any punitive damages that are paid to a third party in connection with a Third-Party Claim in accordance with this Agreement)) (collectively, “Losses”) that any Buyer Indemnitee suffers or incurs as a result of, arising out of or based upon:
(A)    any breach of any of the representations or warranties of Seller set forth in this Agreement, any other Transaction Document or any certificate delivered in connection with the Closing; or
(B)    any breach or non-fulfillment of any of the covenants or agreements of Seller set forth in this Agreement or any other Transaction Document;
(C)    all Taxes (or the non-payment thereof) of any Acquired Company for all Tax periods or portions of Tax periods ending on or before September 30, 2016 (except to the extent that such Taxes have been accrued on the Most Recent Interim Financial Statements);
(D)    any penalties or interest owed on or with respect to any unpaid Taxes of any Acquired Company for any period ending prior to the Closing Date (other than penalties or interest resulting from a Buyer objection to a Tax Return prepared by Seller pursuant to Section 9(a) or 9(b));
(E)    any Indebtedness of the Acquired Companies at Closing or any Transaction Expenses of the Acquired Companies not taken into account at the Closing pursuant to Section 2(b); or
(F)    any of the matters set forth on Section 4(o) of the Seller Disclosure Letter for any Losses which are in the aggregate in excess of the amount of the reserves and accruals set forth on Section 4(o) of the Seller Disclosure Letter for such matters; provided, however, that if after final conclusion of each of those matters, the aggregate amount of Losses is less than the amount of such reserves and accruals, then Buyer shall cause the Acquired Companies to promptly pay Seller for the difference in such amount.
Notwithstanding anything herein to the contrary, if all of the matters set forth on Section 4(o) of the Seller Disclosure Letter are settled or otherwise resolved prior to Closing, the Purchase Price shall be increased or decreased, as applicable, to the extent that the aggregate amount of Losses is less than or greater than the amount of the applicable reserves and accruals set forth on Section 4(o) of the Seller Disclosure Letter, in which case neither Party shall have any further obligations under Section 10(a)(i)(F).
(ii)    Provisions Relating to Seller’s Indemnity. Seller will not be liable for any Loss described in Section 10(a)(i)(A) unless and until the aggregate of all Losses for which Seller is liable is in excess of $1,200,000 (the “Threshold Amount”), in which case Buyer may make claims for indemnification for all Losses in excess of the Threshold Amount; provided that with respect to any claim as to which Buyer may be entitled to indemnification under Section 10(a)(i)(A), Seller shall not be liable for any individual or series of related Losses which do not exceed $25,000 (which Losses shall not be counted toward the Threshold Amount); provided, further, that (i) the aggregate amount of all Losses for which Seller is liable pursuant to Section 10(a)(i)(A) shall in no event exceed $18,000,000 (the “Cap”) other than for its claims of Fraud (provided that as it relates to Losses arising out of any and all claims with respect to Fundamental Representations and Warranties of Seller or claims of Fraud, the Cap shall not apply and the aggregate liability of Seller relating thereto, together with all other Losses, will not exceed the Purchase Price), and (ii) absent claims of Fraud, Seller’s aggregate liability for indemnification pursuant to Section 10(a)(i)(B), (C), (D), (E) and (F) will not, together with all other Losses, exceed the Purchase Price.
(iii)    All amounts paid by Seller under this Section 10(a) will be treated for Tax purposes as adjustments to the Purchase Price, except as otherwise required by applicable Law.
(iv)    In determining the amount of any Losses under this Section 10(a), any qualifications in the representations, warranties and covenants with respect to a Business Material Adverse Effect, materiality or similar terms shall be disregarded, and such qualifications will not have any effect with respect to the calculation of the amount of any Losses attributable to a breach of any representation or warranty of Seller set forth in this Agreement or in exhibits, annexes or schedules hereto, or in any certificates or other instruments delivered by or on behalf of Seller pursuant to this Agreement.
(b)    Indemnification by Buyer.
(i)    To the extent set forth in this Section 10(b), from and after the Closing, Buyer agrees to indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, employees, stockholders, successors and assigns (collectively, the “Seller Indemnitees”) against and in respect of all Losses that any Seller Indemnitee suffers or incurs as a result of, arising out of or based upon:
(A)    any breach of any of the representations or warranties of Buyer set forth in this Agreement; or
(B)    any breach or non-fulfillment of any of the covenants or agreements of Buyer set forth in this Agreement.
(c)    Provisions Relating to Buyer’s Indemnity. Buyer will not be liable for any Loss described in Section 10(b)(i)(A) unless and until the aggregate of all Losses for which Buyer is liable is in excess of the Threshold Amount, in which case Seller may make claims for indemnification for all Losses in excess of the

Threshold Amount; provided, that with respect to any claim as to which Seller may be entitled to indemnification under Section 10(b)(i)(A), Buyer shall not be liable for any individual or series of related Losses which do not exceed $15,000 (which Losses shall not be counted toward the Threshold Amount); provided, further, that (i) the aggregate amount of all Losses for which Buyer is liable pursuant to Section 10(b)(i)(A) shall in no event exceed the Cap other than for its claims of Fraud (provided, that as it relates to Losses arising out of any and all claims with respect to Fundamental Representations and Warranties of Buyer or claims of Fraud, the Cap shall not apply and the aggregate liability of Buyer relating thereto, together with all other Losses, will not exceed the Purchase Price), and (ii) absent a claim for Fraud, Buyer’s aggregate liability for indemnification pursuant to Section 10(a)(i)(B) will not, together with all other Losses, exceed the Purchase Price.
(i)    All amounts paid by Buyer under this Section 10(c) will be treated for Tax purposes as adjustments to the Purchase Price, except as otherwise required by applicable Law.
(ii)    In determining the amount of any Losses under this Section 10(c), any qualifications in the representations, warranties and covenants with respect to a Buyer Material Adverse Effect, materiality or similar terms shall be disregarded, and such qualifications will not have any effect with respect to the calculation of the amount of any Losses attributable to a breach of any representation or warranty of Buyer set forth in this Agreement or in exhibits, annexes or schedules hereto, or in any certificates or other instruments delivered by or on behalf of Buyer pursuant to this Agreement.
(d)    Notice and Defense of Claims; Settlements.
(i)    If a Buyer Indemnitee or Seller Indemnitee seeks indemnification under this Section 10, such Party (the “Indemnified Party”) shall give prompt written notice to other (the “Indemnifying Party”) after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party (a “Third-Party Claim”)) or discovering the liability or facts giving rise to such claim for indemnification, describing in reasonable detail the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, however, that failure of the Indemnified Party to timely give the notice provided in this Section 10(d)(i) to the Indemnifying Party shall not preclude the Indemnified Party from recovering damages unless and to the extent that the Indemnifying Party can demonstrate that it was actually prejudiced and damaged by such failure.
(ii)    If the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party shall give written notice to the Indemnified Party, promptly but in no event greater than thirty (30) days after receipt of written notice of the indemnification sought, of the dispute and describing those portions and the amount (if known and quantifiable) of the claim in dispute, and the basis of the dispute. Upon the Indemnified Party’s receipt of a timely notice of dispute, the Indemnifying Party and the Indemnified Party shall proceed to negotiate a resolution of such dispute and, if not resolved through negotiations within fifteen (15) days of the Indemnified Party’s receipt of the dispute of the claim, such dispute shall be resolved in accordance with the terms of this Agreement.
(iii)    Subject to Section 10(d)(i), if a Third-Party Claim is made which, if adversely determined, may entitle the Indemnified Party to indemnity pursuant to this Section 10, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in reasonable detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification at its expense, and at its option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense; provided, that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (A) seeks non-monetary relief, (B) involves criminal or quasi-criminal allegations, (C) involves a claim to which the Indemnified Party reasonably believes an adverse determination would be detrimental or injurious to the Indemnified Party’s reputation or future business prospects, (D) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend, (E) involves a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party, as communicated to the Indemnifying Party in writing by counsel, or (F) includes as the named parties to such action (including any impleaded parties) both the Indemnifying Party and the Indemnified Party and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party.

(iv)    If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right at its expense to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof; provided that if the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, then the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnifying Party.
(v)    If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnified Party and its Affiliates, if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice and the Indemnified Party pays all amounts in settlement thereof, or if such settlement could adversely affect any Tax or other liability of the Indemnified Party or any Affiliate of the Indemnified Party. The Indemnified Party shall obtain the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) before entering into any settlement of a claim.
(e)    Survival. The representations, warranties, covenants and agreements of the Parties contained herein and made pursuant to this Agreement, and the rights of the Parties to seek indemnification with respect thereto, shall survive the Closing; provided, however, that, except in respect of any claims for indemnification as to which written notice shall have been duly given pursuant to Section 10(d) prior to the expiration date set forth below, (i) such representations and warranties, and the rights of the Parties to seek indemnification with respect thereto, shall expire on that date that is eighteen (18) months following the Closing Date and (ii) such covenants and agreements that require performance in full prior to the Closing, and the rights of the Parties to seek indemnification with respect thereto, shall expire on that date that is eighteen (18) months following the Closing Date; provided that those covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing indefinitely; provided, further, that the representations and warranties set forth in Section 3(a)(i) (Organization of Seller), Section 3(a)(ii) (Authorization of Transaction), Section 3(a)(iv) (Brokers’ Fees), Section 3(a)(v) (Holdings Shares), Section 4(a) (Organization, Qualification, and Corporate Power), Section 4(b) (Capitalization of Holdings), Section 4(c) (Brokers’ Fees), Section 4(f) (Subsidiaries), Section 4(k) (Tax Matters), and Section 4(p)(i)-(vii) (Employee Matters), as well as Section 3(b)(i) (Organization of Buyer), Section 3(b)(ii) (Authorization of Transaction) and Section 3(b)(iv) (Brokers’ Fees) shall survive until the expiration of the relevant statute of limitations. Notwithstanding anything contained herein to the contrary, any claim for indemnification on account of breach of a representation, warranty, covenant or agreement will survive the applicable expiration date if a Party, prior to such expiration date, asserts such claim in writing in good faith, specifying in reasonable detail the basis under this Agreement for such claim.
(f)    Exclusive Remedy. Following the Closing, absent Fraud, claims for indemnification pursuant to this Section 10 and claims for specific performance of the covenants and obligations of the other Party under this Agreement will, collectively, be the sole and exclusive remedies for claims and damages available to Seller and Buyer arising out of or relating to this Agreement and the purchase and sale of the Business or any certificate or document delivered in connection herewith and all other rights and remedies (whether at law or equity) are hereby expressly waived.
(g)    Insurance and Other Third-Party Recoveries. With respect to each indemnification obligation contained in this Agreement, all Losses indemnifiable hereunder shall (i) be net of any third-party insurance or indemnity, contribution or similar proceeds that have been recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made), and the Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to make claims under applicable insurance policies but not be required to commence legal action or incur any material expenses, and (ii) be net of any Tax benefit actually realized in the form of a cash Tax refund or the reduction of cash Taxes otherwise payable by the Indemnified Party or any Affiliate arising in the Taxable year of the Loss or the two (2) succeeding Tax years from the facts or circumstances giving rise to such Losses to be determined by the Indemnified Party reasonably and in good faith treating the deductions related to the Loss as the last deduction. If any such Tax benefit is received by an Indemnified Party after an indemnity payment with respect to a Loss has been made, the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax benefit (up to the amount of the Indemnifying Party’s indemnity payment). Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Agreement, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party. Notwithstanding anything to the contrary in this Agreement, except as expressly contemplated by Section 10(a)(i)(D) with respect to penalties and interest on or with respect to any unpaid Taxes of any Acquired Company for any period ending prior to the Closing Date, Buyer shall not have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to a Tax period (or portion thereof) beginning on or after September 30, 2016, (ii) are due to the unavailability in any Tax period (or portion thereof) beginning on or after September 30, 2016 of any net operating losses, credit or other Tax attributes from a Tax period (or portion thereof) ending on or prior to September 30, 2016, or (iii) result from transactions or action taken by Buyer or any of its Affiliates (including for the avoidance of doubt, the Acquired Companies) after the Closing that are not contemplated by this Agreement.
Section 11. Miscellaneous.
(a)    Press Releases and Public Announcements. Neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its or any of its Affiliate’s publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).
(b)    Burden and Benefit. Except as expressly provided herein (including pursuant to Section 6(f) and Section 10), (i) this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, and (ii) this Agreement and all of its provisions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof.
(c)    Entire Agreement. Subject to Section 5(g), this Agreement, together with the other Transaction Documents, constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
(d)    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).
(e)    Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
(f)    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
(g)    Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) Business Day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:
Laguna Life Holding SARL
c/o Enstar Group Limited
P.O. Box HM 2267
Windsor Place, 3rd Floor
22 Queen Street
Hamilton JM JX
Bermuda
Attn:    Paul J. O’Shea
Fax:    441-296-7319
E-mail:    Paul.O’Shea@enstargroup.com

Copy (which shall not constitute notice) to:
Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103-6996
Attn:     Robert C. Juelke
Fax:     215-988-2757
E-mail:    Robert.Juelke@dbr.com

If to Buyer:
Southland National Holdings, Inc.
2222 Sedwick Road
Durham, NC 27713
Attn:    George Luecke
E-mail:    George.Luecke@globalbankers.com

Copy (which shall not constitute notice) to:
Greenberg Traurig, P.A.
401 East Las Olas Blvd., Suite 2000
Fort Lauderdale, FL 33301
Attn: Fred Karlinsky
Fax:     954-765-1477
E-mail: karlinskyf@gtlaw.com

Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth in this Section 11(g).
(h)    Governing Law; Venue; Service of Process.
(i)    This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware (and, to the extent applicable, U.S. federal Law) without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE. EACH PARTY HEREBY SUBMITS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE EXCLUSIVE JURISDICTION AND EXCLUSIVE VENUE OF THE AFORESAID COURTS IN DELAWARE AND KNOWINGLY WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11(h).

(ii)    Each Party hereby (A) consents to service of process in any action between the Parties arising in whole or in part under or in connection with this Agreement or the transactions contemplated hereby in any manner permitted under the laws of the State of Delaware, (B) agrees that service of process made in accordance with clause (A) or by registered, certified mail, overnight carrier or courier, return receipt requested, at its address specified in Section 11(g) will constitute good and valid service of process in any such action and (C) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (A) or (B) does not constitute good and valid service of process.
(i)    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by either Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
(j)    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
(k)    Expenses. Except as otherwise expressly provided herein, each of Buyer, Seller, and the Acquired Companies will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transaction; provided, however, that all expenses (whether billed or unbilled) incurred by any Acquired Company on or prior to the Closing Date in connection with the Transaction shall be paid by Seller; provided, further, that regulatory filing fees for filings that Buyer is required to make in connection with the consummation of the transactions described in this Agreement shall be expenses of Buyer. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transaction shall be borne 50% by Buyer and 50% by Seller, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Parties will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.
(l)    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.
(m)    Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, the Seller Disclosure Letter, and the Buyer Disclosure Letter identified in this Agreement are incorporated herein by reference and made a part hereof.
(n)    Waiver of Jury Trial. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE PARTIES REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(o)    Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.
(p)    Retention of Counsel. In any dispute or proceeding arising under or in connection with this Agreement, including under Section 10, Seller shall have the right, at its election, to retain the firm of Drinker Biddle & Reath LLP to represent it in such dispute or proceeding, and Buyer, for itself and each Acquired Company and for its and such Acquired Company’s successors and assigns, hereby irrevocably waives and consents to any such representation in any such dispute or proceeding and the communication by such counsel to Seller or any of its Affiliates in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of any Acquired Company or any of their respective Affiliates. Buyer, for itself, the Acquired Companies and its and their respective successors and assigns, hereby irrevocably acknowledges and agrees that all communications between any Acquired Company and its counsel, including Drinker Biddle & Reath LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of such Acquired Company, and/or its counsel and would not be subject to disclosure to Buyer in connection with any process relating to a dispute arising under or in connection with this Agreement or otherwise, shall continue after the Closing to be privileged communications with such counsel and neither Buyer nor any Person purporting to act on behalf of or through Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to such Acquired Company and not Seller. Other than as explicitly set forth in this Section 11(p), the Parties acknowledge that any attorney-client privilege attaching as a result of legal counsel representing any Acquired Company prior to the Closing shall survive the Closing and continue to be a privilege of such Acquired Company and not Seller after the Closing.
(q)    Alternative Structure.  Promptly following the date hereof, the Parties shall discuss in good faith whether all the capital stock of PLIC NY could be transferred through a dividend, distribution or otherwise to Seller so that the closing of the sale of each of the Acquired Companies other than PLIC NY could occur sooner than the closing of the sale of PLIC NY.  If after considering the applicable legal, regulatory, tax and other considerations associated with such a change in the structure of the Transaction the Parties agree that it is in their mutual interest to pursue such an alternative structure to the Transaction, they shall negotiate in good faith to revise this Agreement to reflect such agreed upon alternative structure.
(Signature page to follow.)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
BUYER:
Southland National Holdings, Inc.
By: /s/ Greg E. Lindberg
Name: Greg E. Lindberg
Title: President
SELLER:
Laguna Life Holdings SARL
By: /s/ David Rocke
Name: David Rocke
Title: Authorized Signatory

EXHIBIT A

LIMITED Guarantee
This limited Guarantee, dated as of [_____________] [•], 2017 (this “Guarantee”), is entered into by Enstar Group Limited, a Bermuda company (the “Guarantor”), in favor of Southland National Holdings, Inc., a Delaware corporation (the “Guaranteed Party”).
WHEREAS, the Guaranteed Party and Laguna Life Holdings SARL (“Seller”) are parties to a Stock Purchase Agreement, dated as of February 17, 2017 (the “Purchase Agreement”), pursuant to which the Guaranteed Party is purchasing from Seller 100% of the issued and outstanding capital stock of Pavonia Holdings (US), Inc; and
WHEREAS, as a condition to consummating the transactions contemplated by the Purchase Agreement, the parties hereto have agreed to enter into this Guarantee, pursuant to which the Guaranteed Party will guarantee certain of the obligations of Seller under the Purchase Agreement on the terms and subject to the conditions contained in this Guarantee.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.    Definitions. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement.
2.    Guarantee. As an inducement to the Guaranteed Party to enter into the Purchase Agreement and perform its obligations thereunder, the Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party the full and timely payment of any and all of the monetary indemnification obligations of Seller under Section 10(a) of the Purchase Agreement pursuant to and as limited according to Section 10 of the Purchase Agreement (collectively, the “Obligations”). The Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay any amount to the Guaranteed Party under, in respect of, or in connection with this Guarantee other than as expressly set forth herein. All payments hereunder shall be made by wire transfer of immediately available U.S. dollar funds to an account designated by the Guaranteed Party. Any payments made under this Guarantee shall be treated for tax purposes as an adjustment to the Purchase Price, except as otherwise required by applicable Law.
3.    Nature of Guarantee. This Guarantee is a guarantee of payment, and not of collection, and except as set forth in Section 4 of this Guarantee, there is no requirement that the Guaranteed Party attempt to collect from Seller before or contemporaneously with attempting to collect from the Guarantor, or otherwise exhaust any of the Guaranteed Party’s rights against Seller. Subject to Section 4 of this Guarantee, the Guarantor acknowledges and agrees that (a) the Guaranteed Party may, in its sole discretion, bring and prosecute an action against the Guarantor in respect of the payment of the Obligations, regardless of whether an action is brought against Seller or whether Seller is joined in any such action or actions, and (b) the Guaranteed Party is not obligated to file any claim relating to the Obligations in the event that the Guarantor becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder.
4.    Demand. The Guarantor shall have no obligation to make any payment under this Guarantee with respect to an Obligation unless and until the following conditions have been satisfied: (a) the Guaranteed Party is entitled to make, and shall have made, a written demand on Seller with respect to such Obligation, and Seller shall have failed to pay such Obligation in full within 10 Business Days after delivery of such demand; and (b) the Guarantor has received a written demand for payment with respect to such Obligation (a “Demand,” and the non-payment of Seller giving rise to such Demand pursuant to Section 4(a) above, a “Seller Payment Default”) from the Guaranteed Party in accordance with the terms of this Section 4, whereupon the Guarantor shall pay the amount of such Seller Payment Default promptly following delivery of a Demand (and in any event within five (5) Business Days), subject to any defenses to the payment of the Obligations that are available to Seller under the Purchase Agreement. Nothing contained herein is intended to limit the ability of the Guaranteed Party to make successive Demands. Each Demand made by the Guaranteed Party hereunder shall (i) provide a reasonably detailed statement of the demand made upon Seller under Section 4(a) hereof; (ii) identify the aggregate amount of Obligations subject to such Demand and due from the Guarantor in connection with the Seller Payment Default (or Seller Payment Defaults) to which such Demand relates, and (iii) state the amount of Obligations subject to such Demand that have been paid (if any) as of the date of such Demand.

5.    Changes in Obligations; Certain Waivers.
(a)    Except as specifically otherwise provided in this Guarantee, the Guarantor agrees that:
(i)    the Guaranteed Party may, at any time and from time to time, without further notice to or consent of the Guarantor, extend the time of payment, performance or discharge of the Obligations, and may also make any agreement with Seller or the Guarantor for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and the Guarantor or Seller, without in any way affecting the Guarantor’s obligations under this Guarantee or the validity or enforceability of this Guarantee;
(ii)    the Guarantor’s obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by:
(1)    the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right, remedy or power against Seller;
(2)    any change in the time, place or manner of payment of the Obligations, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Purchase Agreement or any other agreement evidencing, securing or otherwise executed in connection with the Obligations;
(3)    any change in the legal existence, structure or ownership of Seller;
(4)    any insolvency, bankruptcy, reorganization or other similar proceeding affecting Seller;
(5)    the existence of any claim, set-off or other right which the Guarantor may have at any time against Seller or any of its Affiliates, whether in connection with the Obligations or otherwise; or
(6)    the adequacy of any means the Guaranteed Party may have of obtaining payment, performance or discharge in respect of the Obligations.
(iii)    to the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party; and
(iv)    the Guarantor waives in advance promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium or other similar applicable Law now or hereafter in effect or any right to require the marshalling of assets of Seller and all suretyship defenses generally (other than the defenses to the payment of the Obligations that are available to Seller under the Purchase Agreement).
(b)    The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Purchase Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.
(c)    The Guarantor hereby covenants and agrees that it shall not directly or indirectly institute any proceeding asserting or assert as a defense in any proceeding, and shall cause its Affiliates not to directly or indirectly institute any proceeding asserting or assert as a defense in any proceeding, (i) that the Guaranteed Party has an adequate remedy at Law or (ii) the illegality, invalidity or unenforceability in accordance with its terms of this Guarantee.
(d)    Unless and until all Obligations have been satisfied in full, to the fullest extent permitted by applicable Law, the Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against Seller with respect to the Obligations that arise from the existence, payment, performance, discharge or enforcement of the Guarantor’s obligations under or in respect of this Guarantee or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Seller with respect to the Obligations, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Seller with respect to the Obligations, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantor shall not exercise any such rights.
(e)    The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Purchase Agreement or the transactions contemplated thereby against the Guarantor or any former, current or future equity holder, controlling person, director, officer, employee, agent, member, manager, general or limited partner, permitted assignee or Affiliate of the Guarantor (each, a “Non-Recourse Party” and, collectively the “Non-Recourse Parties”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Guaranteed Party against the Guarantor or any Non-Recourse Party by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable Law, or otherwise, except for (i) the Guaranteed Party’s rights to recover from the Guarantor (but not any other Person) under and to the extent provided in this Guarantee and subject to the limitations described herein (“Retained Guarantee Claims”) and (ii) claims that the Guaranteed Party has against Seller under the Purchase Agreement (subject to the terms and conditions thereof) (“Retained Purchase Agreement Claims”). Recourse against the Guarantor with respect to the Retained Guarantee Claims, subject to the limitations and conditions set forth herein, and against Seller with respect to the Retained Purchase Agreement Claims shall be the sole and exclusive remedies of the Guaranteed Party and all of its Affiliates against the Guarantor and any Non-Recourse Party in respect of any liabilities or obligations arising under, or in connection with, this Guarantee and the Purchase Agreement or the guarantee contemplated hereby or thereby or in respect of any representations made or alleged to be made in connection herewith or therewith.
6.    Continuing Guarantee. This Guarantee may not be revoked or terminated (other than pursuant to this Section 6) and shall remain in full force and effect and shall be binding on the Guarantor and its successors and permitted assigns until all of the Obligations have been indefeasibly satisfied and discharged in full, at which time this Guarantee shall terminate without any action by the parties hereto, and the Guarantor shall have no further obligations under this Guarantee. Notwithstanding the foregoing, without any action by the parties hereto, the Guarantor shall have no further obligations under this Guarantee as of the earlier of (a) payment in full of the Obligations or (b) the date on which Seller’s representations, warranties, covenants and agreements under the Purchase Agreement expire pursuant to and subject to the terms of Section 10(e) of the Purchase Agreement; provided however, notwithstanding the foregoing, the Guarantor shall have no further obligations hereunder ten years from the date hereof, Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its controlled Affiliates assert in any litigation or other proceeding that the provisions of this Section 6 or Section 5(e) hereof are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any Non-Recourse Party with respect to the transactions contemplated by the Purchase Agreement other than the Retained Guarantee Claims and the Retained Purchase Agreement Claims, then (i) the obligations of the Guarantor under this Guarantee shall terminate ab initio and be null and void, and (ii) neither the Guarantor nor any Non-Recourse Party shall have any liability to the Guaranteed Party with respect to the transactions contemplated by the Purchase Agreement under this Guarantee or otherwise.
7.    Reimbursement; Set Off. If at any time after (a) Seller has defaulted in making any payment constituting Obligations (a “Defaulted Payment”) and (b) the Guarantor has paid such Defaulted Payment pursuant to Section 4 of this Guarantee, the Guaranteed Party receives all or a portion of the Defaulted Payment from Seller, the Guaranteed Party hereby agrees to promptly (and in any event within three (3) Business Days) reimburse the Guarantor in an amount equal to the Defaulted Payment or portion thereof, as the case may be. The Guarantor shall have the right to set off and apply amounts due to it pursuant to the first sentence of this Section 7 as reimbursement for amounts paid against any amounts due from it under this Guarantee. Any sums set off in accordance with the provisions of this Section 7 shall be deemed to have been paid hereunder.
8.    Representations and Warranties. The Guarantor hereby represents and warrants to the Guaranteed Party that:
(a)    it is duly organized and validly existing under the laws of the jurisdiction of its organization;
(b)    the execution, delivery and performance of this Guarantee by the Guarantor have been duly authorized by all necessary corporate action;

(c)    the execution, delivery and performance of this Guarantee do not contravene any applicable Laws or any contractual restrictions binding on the Guarantor or its assets;
(d)    all consents, approvals, authorizations, permits of, filings with and notifications to any Person, including any Governmental Authority, necessary for the due execution, delivery and performance of this Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Guarantee by the Guarantor;
(e)    this Guarantee constitutes a valid and legally binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law); and
(f)    the Guarantor has the financial capacity to pay, perform and discharge its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 6 hereof.
9.    Further Assurances. The Guarantor shall, or shall cause its Affiliates to, make such filings, execute and deliver such further instruments, and take such further or other actions as may be reasonably necessary to give the Guaranteed Party the full benefit of this Guarantee.
10.    Waivers; Cumulative Rights. Any term or provision of this Guarantee may be waived, or the time for its performance may be extended, by the party entitled to the benefit thereof. Any such waiver or extension shall be validly and sufficiently authorized for the purposes of this Guarantee only if, as to either party, it is authorized in writing by an authorized representative of such party. The failure of either party hereto to enforce at any time any provision of this Guarantee shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Guarantee or any part hereof or the right of either party thereafter to enforce each and every such provision. No waiver of any breach of this Guarantee shall be held to constitute a waiver of any other or subsequent breach. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed the Guaranteed Party by Law, in equity or by other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.
11.    Execution in Counterparts. This Guarantee may be executed in two or more counterparts, which may be delivered by means of facsimile or e-mail (or another electronic means such as a PDF file), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.
12.    Governing Law; Dispute Resolution.
(a)    This Guarantee shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS GUARANTEE MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS GUARANTEE. EACH PARTY TO THIS GUARANTEE CERTIFIES AND ACKNOWLEDGES THAT (A)

NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(c).
(d)    Each party hereto hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Guarantee or the transactions contemplated hereby in any manner permitted under the laws of the State of Delaware, (ii) agrees that service of process made in accordance with clause (i) or by registered, certified mail, overnight carrier or courier, return receipt requested, at its address specified in Section 13 will constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.
13.    Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) Business Day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:
If to the Guarantor:

Enstar Group Limited
P.O. Box HM 2267
Windsor Place, 3rd Floor
22 Queen Street
Hamilton JM JX
Bermuda
Attn:    Paul J. O’Shea
Fax:    441-296-7319
E-mail:    Paul.O’Shea@enstargroup.com

Copy (which shall not constitute notice) to:

Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103-6996
Attn:     Robert C. Juelke
Fax:     215-988-2757
E-mail:    Robert.Juelke@dbr.com

If to the Guaranteed Party:

Southland National Holdings, Inc.
2222 Sedwick Road
Durham, NC 27713
Attn:    George Luecke
E-mail:    George.Luecke@globalbankers.com

Copy (which shall not constitute notice) to:
Greenberg Traurig, P.A.
401 East Las Olas Blvd., Suite 2000
Fort Lauderdale, FL 33301
Attn:     Fred Karlinsky
Fax:     954-765-1477
E-mail:     karlinskyf@gtlaw.com

Either party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this Section 13.
14.    Entire Agreement; Amendments. This Guarantee and the Purchase Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between either of the parties hereto. This Guarantee shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.
15.    Successors and Assigns; No Third-Party Beneficiaries. This Guarantee shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that the Guarantor may not assign its rights or delegate its obligations under this Guarantee without the express prior written consent of the Guaranteed Party, and the Guaranteed Party may not assign its rights or delegate its obligations under this Guarantee without the express prior written consent of the Guarantor. Any purported assignment or delegation in violation of this Section 15 is void. Except as provided in Section 5(e) for the benefit of Non-Recourse Parties, the Guarantor and the Guaranteed Party expressly agree that nothing in this Guarantee, expressed or implied, shall be construed to confer upon any Person, other than the parties hereto and their respective successors and assigns permitted hereby, any legal or equitable right, remedy or claim under or by reason of this Guarantee.
16.    Severability. In the event that any provision of this Guarantee or the application hereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Guarantee will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void or unenforceable provision of this Guarantee with a legal, valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Guarantee as of the date first above written.

GUARANTEED PARTY:

Southland National Holdings, Inc.

By: _______________________________
Name:
Title:

GUARANTOR:

Enstar Group Limited

By: _______________________________
Name:
Title:

EXHIBIT B

TRANSITION SERVICES AGREEMENT
This Transition Services Agreement (this “Agreement”) is entered into as of [ ], 2017, by and between Enstar Holdings (US) Inc., a Delaware corporation (“Enstar”), and Southland National Holdings, Inc., a Delaware corporation (“Buyer”, and together with Enstar, the “Parties” and each, a “Party”).
RECITALS:
A.    Buyer entered into that certain Stock Purchase Agreement, dated as of [ ], 2017 (the “Purchase Agreement”), with Laguna Life Holdings SARL, an affiliate of Enstar (“Laguna”), pursuant to which Laguna has agreed to sell, assign, transfer and convey to Buyer, and Buyer has agreed to purchase and acquire from Laguna, 100% of the issued and outstanding capital stock of Pavonia Holdings (US), Inc., a Delaware corporation (“Holdings”).
B.    Holdings is the record owner of all of the issued and outstanding capital stock of each of Pavonia Life Insurance Company of Michigan, a Michigan insurance company (“PLIC MI”), and Enstar Life (US), Inc., a Delaware corporation (“Enstar Life”). PLIC MI is the record owner of all of the issued and outstanding capital stock of Pavonia Life Insurance Company of New York, a New York insurance company (“PLIC NY” and, together with Holdings, PLIC MI and Enstar Life, the “Acquired Companies”).
C.    As a condition to consummating the transactions contemplated by the Purchase Agreement, the Parties have agreed to enter into this Agreement, pursuant to which Enstar will provide, or cause its Affiliates and third-party service providers to provide, certain services to the Acquired Companies on a transitional basis and subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
1.    Definitions. Capitalized terms used but not defined herein and defined in the Purchase Agreement shall have the meanings assigned to such terms in the Purchase Agreement.
2.    Services.
(a)    Enstar or its Affiliates shall provide, or cause to be provided via third-party service providers, to the Acquired Companies those transition services (the “Services”) described in Schedule A hereto (as such may be amended or supplemented pursuant to the terms of this Agreement, the “Schedule”) for the respective periods (or, subject to the terms and conditions set forth herein, such shorter period as is necessary for the transition of each such Service, as determined by Buyer) and on the other terms and conditions set forth in this Agreement and the Schedule. Notwithstanding anything to the contrary in this Agreement or the Schedule, Enstar shall have no obligation to provide, or cause to be provided via third-party service providers, any service, function, responsibility or task that (i) Enstar or its Affiliates do not provide, or cause to be provided, to the Acquired Companies as of the date hereof, or (ii) is in excess of the scope of any service, function, responsibility or task that Enstar or its Affiliates provide, or cause to be provided, to the Acquired Companies as of the date hereof as determined by Enstar. Enstar may, with reasonable advance written notice to Buyer, make (A) any change to the technical environment used to provide or support the Services, provided that there is no material adverse effect upon the Services provided to the Acquired Companies; or (B) any change to the Services if required to ensure the uninterrupted delivery of the Services or to comply with applicable Law, in each case without the consent of Buyer or the Acquired Companies.
(b)    If Buyer desires to receive any Service beyond the date set forth opposite such Service on the Schedule (the “Extended Period”), which Extended Period shall not exceed sixty (60) days following the date set forth opposite such Service on the Schedule, Buyer shall provide thirty (30) days advance written notice to Enstar of its desire to obtain such Service for the Extended Period. If Enstar is capable of providing such Service for the Extended Period, Enstar shall provide such Service for the Extended Period on the terms and conditions set forth herein and in the Schedule, and the Schedule shall be deemed amended to reflect the new Extended Period.
(c)    If Buyer desires to receive an additional transition service under this Agreement that (i) is reasonably necessary to the operation of the Acquired Companies, (ii) was provided to the Acquired Companies by

Enstar as of the date hereof, and (iii) Buyer deems necessary to effectuate the orderly consummation of the transactions contemplated under the Purchase Agreement (the “Additional Service”), Buyer shall request in writing that Enstar provide such Additional Service. Enstar shall use commercially reasonable efforts to provide such Additional Service at a price and for a period to be agreed upon in writing after good faith negotiations between the Parties. Each of Buyer and Enstar shall use its commercially reasonable efforts, as soon as reasonably practicable, to negotiate and execute, as appropriate, a new Schedule with respect to such Additional Service and addressing, among other things, the scope, duration, and fees in respect thereof.
3.    Affiliates and Third-Party Service Providers. Enstar may satisfy its obligation to provide or procure Services hereunder by causing one or more of its Affiliates or third-party service providers to provide or procure Services, provided that the use of Affiliates or third-party service providers will not result in a material adverse change upon the Services provided to the Acquired Companies. Any use by Enstar of Affiliates or third-party service providers will not relieve Enstar of any of its obligations under this Agreement, and Enstar will remain fully liable (subject to Section 13(c)) for all acts or omissions of its Affiliates and any third-party service providers to the same extent as if such acts or omissions were undertaken by or attributable to Enstar directly.
4.    Service Costs. Buyer shall pay Enstar for each Service at the rate specifically described in the Schedule for such Service (“Service Costs”). It is the intent of the Parties that the compensation set forth in the Schedule reasonably approximates the cost of providing the respective Services, including the cost of employee wages and compensation and overhead, without any intent to cause Enstar to receive profit or incur loss. If at any time Enstar believes that the payments contemplated by the Schedule are materially insufficient to compensate it for the cost of providing any Service it is obligated to provide hereunder, Enstar shall promptly notify Buyer, and the Parties agree to negotiate in good faith revisions to the Schedule to reflect sufficient compensation to Enstar for the provision of such Service.
5.    Invoicing and Settlement of Costs. Unless otherwise set forth in the Schedule, Enstar shall invoice all Service Costs to Buyer once a month on or before the fifth Business Day following the last Business Day of the month for which such Service Costs were incurred. Buyer shall pay all invoices within 15 days following the date on which the invoice is tendered (each, a “Payment Date”). Buyer shall reimburse Enstar for all reasonable attorneys’ fees and other costs of collection incurred by or on behalf of Enstar or its Affiliates as a result of Buyer’s failure to timely pay all amounts due and payable hereunder. In the event that Buyer disputes any invoice amount in good faith, Buyer will pay the disputed amount in accordance with this Section 5 and the Parties agree to negotiate in good faith to resolve any such dispute.
6.    General Standard of Service. The nature, quality, service level and standard of care applicable to the delivery of the Services shall be substantially the same as Enstar or its Affiliates or third-party service providers, as applicable, provided to the Acquired Companies prior to the Closing Date, so long as the standard of care is, at a minimum, commercially reasonable, unless another standard is specifically provided for in the Schedule with respect to a particular Service. Enstar and its Affiliates or third-party service providers, as applicable, shall comply with all applicable Laws in the provision of Services hereunder. The management of and control over the provision of the Services shall reside solely with Enstar.
7.    Personnel and Service Providers. Enstar may employ and/or engage such Persons as have sufficient experience, skill, diligence and expertise to perform the Services. All labor matters relating to employees of Enstar and its Affiliates (including, without limitation, employees involved in the provision of the Services) shall be within the exclusive control of Enstar, and neither Buyer nor the Acquired Companies shall have any responsibility with respect to such matters. All employees and representatives of Enstar, any Affiliate of Enstar or a third-party service provider providing Services shall be deemed for purposes of compensation and employee benefits to be employees or representatives solely of Enstar, such Affiliate or such third-party service provider, respectively, and not to be employees or representatives of Buyer or any of the Acquired Companies, unless otherwise provided for in the Schedule with respect to a particular Service. Any costs of third-party service providers shall be at the expense of Buyer, unless otherwise provided for in the Schedule with respect to a particular Service.
8.    Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall terminate as of the earlier of (a) the date that the provision of all Services has been discontinued in accordance with the terms and conditions of this Agreement (including the Schedule) or (b) the termination of the Agreement pursuant to Section 9 below. Enstar shall provide each Service only for the duration specified for such Service in the Schedule, or such shorter period as the Parties shall otherwise agree in writing.

9.    Termination.
(a)    Buyer may terminate this Agreement with respect to a particular Service or in its entirety upon giving at least 30 days’ prior written notice to Enstar, unless another notice period is provided for in the Schedule with respect to such Service.
(b)    In the event that Enstar shall have failed to perform any of its material obligations under this Agreement (including the Schedule) and has not cured such failure within 10 days following Enstar’s receipt of notice of such failure from Buyer, Buyer may at any time terminate this Agreement with respect to a particular Service or in its entirety upon written notice of termination to Buyer.
(c)    In the event that Buyer shall have failed to perform any of its material obligations under this Agreement (including the Schedule) and has not cured such failure within 30 days following Buyer’s receipt of notice of such failure from Enstar, Enstar may at any time terminate this Agreement with respect to a particular Service or in its entirety upon written notice of termination to Buyer.
10.    Effect of Termination. Upon expiration or proper termination of any Service or this Agreement, Enstar shall have no further obligation to provide, or cause the provision of, the expired or terminated Service(s) and Buyer shall have no obligation to pay any fees relating to such Service(s) or make any other payments hereunder; provided, that, notwithstanding such expiration or termination, Buyer shall remain liable to Enstar for all Service Costs incurred prior to the effective date of the termination or expiration (which will be payable in accordance with the invoicing and payment terms set forth in Section 5); and each Party will promptly return, or cause to be returned, to the other Party or, at such other Party’s option, destroy, all tangible personal property and books, records or files owned or provided by such other Party, its Affiliates or third parties pursuant to this Agreement.
11.    Software Licenses. Enstar shall use commercially reasonable efforts to obtain such licenses or other authority as shall be necessary for Enstar to grant to the Acquired Companies access to, or use of, any software used in the performance of Services by Enstar hereunder to the extent such software is not owned or licensed by the Acquired Companies as of the Closing. Buyer shall (a) bear all of Enstar’s costs and expenses associated with obtaining such licenses or other authority, (b) comply with all terms and conditions applicable to use of the software, and (c) indemnify, defend and hold Enstar and its Affiliates harmless from any and all claims and liability arising from or relating to use of the software by the Acquired Companies and their respective Affiliates, including, but not limited to, all claims arising from the Acquired Companies or their respective Affiliates violating any terms or conditions of use of the software that are imputed to Enstar or any Affiliate thereof as the primary licensor of such software. Losses arising from each of the foregoing clauses (a) through (c) shall not be subject to the limitations on types and amounts of liability as set forth in Section 13(d) of this Agreement. Enstar’s failure to obtain the right for the Acquired Companies to access or use any software, after the exercise of commercially reasonable efforts, shall not constitute a breach of this Agreement. Neither Enstar nor its Affiliates shall have any obligation to assign, transfer or license, or consent to be assigned, transferred or licensed, any software to the Acquired Companies or their respective Affiliates.
12.    Confidential Information.
(a)    “Confidential Information” shall mean all confidential or proprietary information, materials and processes relating to either Party or any Affiliate of such Party obtained by the other Party or any Affiliate of such other Party at any time (whether prior to or after the date hereof and whether in connection with this Agreement or otherwise) in any format whatsoever (whether orally, visually, in writing, electronically or in any other form) and shall include, without limitation, economic and business information or data, business plans, computer software and information relating to employees, vendors, customers, products, financial performance and projections, processes, strategies and systems, but shall not include (i) information which becomes generally available to the public other than by release in violation of the provisions of this Section 12, (ii) information which becomes available on a non-confidential basis to a Party from a source other than the other Party to this Agreement, provided such source is not or was not bound to hold such information confidential or that the Party reasonably believed such source not to be so bound, and (iii) information acquired or developed independently by a Party without violating this Section 12 or any other confidentiality agreement with the other Party. Notwithstanding the foregoing, Buyer shall not be required to hold as confidential or be restricted in the use of any information purchased and owned by Buyer under the Purchase Agreement.
(b)    The Parties hereby covenant and agree to hold in trust and keep confidential (and to cause each of their respective Affiliates and their respective shareholders, members, managers, directors, officers, employees and agents to hold in trust and keep confidential) all Confidential Information relating to the other Party or any of such other Party’s Affiliates, and not to use any such Confidential Information other than for such purposes as may be expressly permitted hereunder. Without limiting the generality of the foregoing, Confidential Information relating to a Party or any of its Affiliates shall be disclosed only to those employees and representatives (including without limitation any third-party service providers of Enstar or its Affiliates) of the other Party who need to know such information for the purpose of providing the Services hereunder and in no event shall any such Confidential Information be disclosed to any other Person. Each Party will ensure that such employees and representatives are made aware of and observe the confidentiality obligations in this Section 12. Notwithstanding any provision of this Section 12 to the contrary, a Party may disclose such portion of the Confidential Information relating to the other Party to the extent the disclosing Party reasonably believes that such disclosure is required by applicable law; provided, however, that to the extent permitted, the disclosing Party shall first notify the other Party of such requirement and allow such Party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. The Parties acknowledge that money damages would not be a sufficient remedy for any breach of the provisions of this Section 12 and that the non-breaching Party shall be entitled to equitable relief in a court of law in the event of, or to prevent, a breach of this Section 12.
(c)    The confidentiality and other obligations described in this Section 12 shall apply during the Term and for two (2) years thereafter.
13.    Indemnification; Limitation of Liability.
(a)    Indemnification by Enstar. Enstar shall indemnify, defend and hold harmless Buyer and its Affiliates and, if applicable, their respective directors, officers, shareholders and employees (collectively, the “Buyer Indemnified Parties”) from, against and in respect of, any third-party claims for costs, damages, fees, losses and liabilities (including, without limitation, reasonable attorneys’ fees, costs of defense and investigation) imposed on, sustained, incurred or suffered by or asserted against any of the Buyer Indemnified Parties, directly or indirectly, relating to or arising out of:
(i)     the gross negligence or reckless, wanton or willful misconduct (including, without limitation, fraud, embezzlement, or theft) of Enstar with respect to the performance of its obligations under this Agreement;
(ii)     Enstar’s breach of its obligations under this Agreement relating to compliance with Laws; and
(iii)     a breach by Enstar of Section 12.
(b)    Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Enstar and its Affiliates and, if applicable, their respective directors, officers, shareholders and employees (collectively, the “Enstar Indemnified Parties”) from, against and in respect of, any third-party claims for costs, damages, fees, losses and liabilities (including, without limitation, reasonable attorneys’ fees, costs of defense and investigation) imposed on, sustained, incurred or suffered by or asserted against any of the Enstar Indemnified Parties, directly or indirectly, relating to or arising out of:
(i)    the gross negligence or reckless, wanton or willful misconduct (including, without limitation, fraud, embezzlement, or theft) of Buyer with respect to the performance of its obligations under this Agreement;
(ii)     Buyer’s breach of its obligations under this Agreement relating to compliance with Laws; and
(iii)     a breach by Buyer of Section 12.
(c)    Limitation of Liability. Except as otherwise provided in this Agreement, Enstar’s total liability for any and all claims arising out of or related to this Agreement will not exceed, for all claims in the aggregate, the total amount of Service Costs paid by Buyer under this Agreement.
(d)    Exculpation. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR

CONSEQUENTIAL LOSSES OR DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF DATA, LOSS OF REVENUE, LOSS OF CUSTOMER OR CLIENTS, LOSS OF GOODWILL OR LOSS OF PROFITS, DAMAGE TO OR LOSS OF USE OF ANY PROPERTY, ANY INTERRUPTION OR LOSS OF SERVICE, OR ANY LOSS OF BUSINESS, HOWSOEVER CAUSED, OR ARISING IN ANY MANNER FROM THIS AGREEMENT AND THE PERFORMANCE OR NONPERFORMANCE OF OBLIGATIONS HEREUNDER OR THE PROVISION OF OR FAILURE TO PROVIDE ANY SERVICE DIRECTLY OR THROUGH AN AFFILIATE OR THIRD-PARTY SERVICE PROVIDER.
(e)    Duty to Mitigate Damages. Each Party will have a duty to use commercially reasonable efforts to mitigate damages incurred by it and for which the other Party is responsible.
14.    Ingress and Egress. Enstar (and its Affiliates and third-party service providers) shall at all times during the Term have the right of reasonable ingress to and egress from the premises of the Acquired Companies, during the regular business hours of each Acquired Company and upon reasonable prior notice, for any purposes required for the delivery of Services under, the exercise of any right under, or the performance of any obligations required by this Agreement.
15.    Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED “AS IS, WHERE IS,” WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS EXPRESSLY PROVIDED HEREIN, ENSTAR MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE.
16.    Force Majeure. Neither Enstar nor Buyer shall be liable for any failure or delay in the performance of any of its obligations hereunder, or any failure or delay in the performance of any Service provided by an Affiliate of Enstar or a third-party service provider, to the extent that and so long as such failure or delay is caused by or results from any cause whatsoever beyond the reasonable control of such Party, Affiliate or third-party service provider, including but not limited to, riot, war or hostilities between any nations, embargoes, government orders or regulations, acts of God, fire, accidents, or strikes, differences with workmen, delays of carriers, lack of transportation facilities, inability to obtain materials, or curtailment of or failure in obtaining sufficient power (each, an “Event”); provided, however, that the Party, Affiliate or third-party service provider experiencing the Event shall give the other Party prompt notice of the interruption and the cause thereof and shall use reasonable means to resume full performance of its obligations under this Agreement as soon as possible. Once an Event ceases, such Party will promptly resume performance of its affected obligations as soon as reasonably practicable. The applicable termination date for any Service so suspended will be automatically extended for a period of time equal to the time lost by reason of the suspension.
17.    No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties or constitute or be deemed to constitute either Party the agent or employee of the other for any purpose whatsoever and neither Party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.
18.    No Employment Relationship. Enstar is providing professional services on behalf of the Acquired Companies. Neither Enstar nor the employees of Enstar or any of its Affiliates or third-party service providers are or shall be deemed to be employees of Buyer or any of the Acquired Companies. Enstar and its Affiliates and third-party service providers shall be solely responsible for managing and supervising their respective employees and for the payment of compensation (including provision for employment taxes, federal, state and local income taxes, workers compensation and any similar taxes) associated with the employment of Enstar’s employees and those of its Affiliates and third-party service providers. Likewise, neither the Acquired Companies nor employees of the Acquired Companies or their respective Affiliates are or shall be deemed to be employees of Enstar or any of its Affiliates or third-party service providers. Each Acquired Company shall be solely responsible for managing and supervising its employees and for compliance with all laws (including compensation laws) associated with the employment of such Acquired Company’s employees.
19.    Entire Agreement. This Agreement, together with the Purchase Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof.

20.    Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument.
21.    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (c) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to Buyer:

Southland National Holdings, Inc.
2222 Sedwick Road
Durham, NC 27713
Attn:    George Luecke
E-mail:    George.Luecke@globalbankers.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.
401 East Las Olas Blvd., Suite 2000
Fort Lauderdale, FL 33301
Attn:    Fred Karlinsky
Fax:     954-765-1477
E-mail:    karlinskyf@gtlaw.com

Notices to Enstar:

Enstar Holdings (US), Inc.
411 Fifth Ave.
5th Floor
New York NY 10016
Attention: Paul Brockman
Fax: [ ]
E-mail:    paul.brockman@enstargroup.com

with a copy (which shall not constitute notice) to:

Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103-6996
Attn:     Robert C. Juelke
Fax:     215-988-2757
E-mail:    Robert.Juelke@dbr.com

22.    No Third-Party Beneficiaries or Right to Rely. Certain provisions of Section 13 of this Agreement are intended for the benefit of the Enstar Indemnified Parties and Buyer Indemnified Parties. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties and the Enstar Indemnified Parties and Buyer Indemnified Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
23.    Amendment; Waiver; Assignment.
(a)    This Agreement (including the Schedule) shall not be amended or otherwise modified without each Party executing a written amendment hereto setting forth the terms of such amendment or modification.

(b)    No waiver of any of the provisions of this Agreement (i) shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof or (ii) shall be effective unless in writing and executed by the waiving Party.
(c)    Except as specifically permitted elsewhere in this Agreement, neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated by either Party without the prior written consent of the other Party, provided, however, that either Party may without the consent of the other Party assign any or all of its rights and obligations under this Agreement to one or more of its Affiliates. Notwithstanding the foregoing, Buyer and Enstar shall each remain fully responsible for compliance with the terms of this Agreement in the same manner as if such delegation or designation were not effected. Any purported assignment or delegation in breach of the foregoing shall be void and of no effect.
24.    Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements executed and performed entirely within such State.
25.    Waiver of Jury Trial. Each Party hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.
26.    Conflicts. In the event of any conflicts between or among this Agreement, the Schedule and the Purchase Agreement, the terms of the Purchase Agreement will control as to the obligations of the Parties.
27.    Titles; Interpretive Issues. The titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement and the Schedule are for convenience only, do not constitute any part of this Agreement or the Schedule, and will be disregarded in construing the language hereof and thereof. The Parties acknowledge and agree that (a) each Party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting, (b) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting Party, shall not be employed in the interpretation of it, and (c) the terms and provisions of this Agreement shall be construed fairly as to the Parties and not in favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement.
28.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the Parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the Parties to the maximum extent permitted by applicable law.
29.    Survivability. Notwithstanding anything to the contrary herein, following provisions of this Agreement will survive the expiration or termination of this Agreement: Sections 4, 5, 12, 13 and 15-29.

[Signatures appear on next page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

Buyer:	SOUTHLAND NATIONAL HOLDINGS, INC.

By: ___________________________
Its: ___________________________

Enstar:	ENSTAR HOLDINGS (US) INC.

By: ___________________________
Its: ___________________________